UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Monmouth Real Estate Investment Corporation

Bell Works, 101 Crawfords Corner Road, Suite 1405

Holmdel, New Jersey 07733

____________________

Notice of 2020 Annual Meeting of Shareholders

May 14, 2020

4:00 p.m. Eastern Time

Notice is hereby given that the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Monmouth Real Estate Investment Corporation, a Maryland corporation (referred to as “we”, “our”, “us”, “Monmouth” or the “Company”), will be held on Thursday, May 14, 2020, at 4:00 p.m., Eastern Time, at Bell Works, 101 Crawfords Corner Road, Suite 1405, Holmdel, New Jersey, to consider and vote on the following matters, each as more fully described in the accompanying proxy statement:

Items of Business

1.	The election of five Class II directors, each to hold office until our annual meeting of shareholders in 2023 and until his successor is duly elected and qualifies;

2.	The ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020;

3.	An advisory resolution to approve the compensation of our executive officers for the fiscal year ended September 30, 2019 as described in the accompanying proxy statement; and

4.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date

Monmouth’s Board of Directors has fixed the close of business on March 13, 2020, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

EVEN IF YOU PLAN TO BE PRESENT IN PERSON, YOU SHOULD AUTHORIZE A PROXY TO VOTE YOUR SHARES PRIOR TO THE MEETING USING ONE OF THE METHODS DETAILED ON PAGE 14 OF THIS PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS

Michael D. Prashad
General Counsel and Secretary

March 31, 2020

YOUR VOTE IS IMPORTANT. PLEASE VOTE.

Monmouth Real Estate Investment Corporation

Bell Works, 101 Crawfords Corner Road, Suite 1405

Holmdel, New Jersey 07733

___________________

PROXY STATEMENT

2020 Annual Meeting of Shareholders

May 14, 2020, 4:00 p.m. Eastern Time

___________________

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Monmouth Real Estate Investment Corporation, a Maryland corporation, of proxies to be voted at our 2020 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 14, 2020, at 4:00 p.m., Eastern Time, at our offices at Bell Works, 101 Crawfords Corner Road, Suite 1405, Holmdel, New Jersey 07733, and at any adjournments or postponements thereof, to consider and vote on the matters listed in the preceding Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying Proxy Card are first being distributed on or about March 31, 2020, to shareholders of record as of the close of business on March 13, 2020. Unless the context requires otherwise, references in this Proxy Statement to “Monmouth”, “MNR”, “we”, “our”, “us” and the “Company” refer to Monmouth Real Estate Investment Corporation and its consolidated subsidiaries.

A copy of our annual report, including financial statements, was mailed to all shareholders of record on or about February 7, 2020, and is available on our website at www.mreic.reit.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 14, 2020

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), you are able to obtain proxy materials via the Internet, instead of being mailed printed copies of those materials. This will expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. Please visit the website www.proxyvote.com to view electronic versions of proxy materials and our 2019 Annual Report, and to request electronic delivery of future proxy materials. Have your Proxy Card or Notice of Internet Availability in hand when you access the website and follow the instructions. You will need your 12-digit Control Number, which is located on your Proxy Card or Notice of Internet Availability. Shareholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

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Proxy Statement Summary

This summary highlights the proposals to be voted upon, as well as financial performance, executive compensation, and corporate environmental, social and governance information described in more detail elsewhere in this Proxy Statement. As this is only a summary, please read the entire Proxy Statement carefully before voting or authorizing your proxy.

2020 Annual Meeting of Shareholders

Bell Works, 101 Crawfords Corner Road,	Thursday, May 14, 2020
Suite 1405, Holmdel, New Jersey 07733	4:00 p.m. Eastern Time

Annual Meeting Proposals

Proposal	Recommendation of the Board
1. Election of Directors	FOR each of the nominees
2. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR
3. Say-on-Pay: Advisory Vote on Executive Compensation	FOR

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Financial Performance Highlights

Shareholders are encouraged to read our President’s 2019 Letter to Shareholders, which can be found on our website at www.mreic.reit.

Fiscal year ended September 30, 2019 was another excellent year for Monmouth. Our industrial property portfolio performed exceptionally well, achieving a sector leading 98.9% occupancy rate, and a 76% tenant retention rate. We believe that this past year represented continued progress in building long-term value for our shareholders. We highlight some of our many accomplishments achieved during fiscal 2019:

Growth in Gross Revenue: Increased Gross Revenue for fiscal 2019 by 14% to $173.7 million.

Growth in Net Income: Excluding all non-cash unrealized losses and realized gains, our Net Income Attributable to Common Shareholders for fiscal 2019 increased 14% over the prior year.

Growth in Net Operating Income (NOI)*: Increased NOI for fiscal 2019 by 14% to $131.2 million.

Improved Balance Sheet: Reduced our Net Debt to Adjusted EBITDA* to 5.9x as of 2019 fiscal yearend from 7.1x as of the prior fiscal yearend and reduced our Net Debt to Undepreciated Book Capitalization to 39.0% as of fiscal yearend 2019 from 46.7% as of fiscal yearend 2018. Our weighted average debt maturity for our fixed-rate debt remained in excess of 11 years.

Enhanced Borrowing Capacity: Increased our unencumbered assets during the 2019 fiscal year, allowing us to begin fiscal 2020 by replacing our existing $200.0 million unsecured line of credit facility with a new $225.0 million unsecured line of credit facility and a new $75.0 million term loan, increasing our borrowing capacity, extending the term and reducing our borrowing rates.

Maintained Conservative Dividend Payout Ratio: Despite issuing 9.2 million common shares, representing 11.3% of our outstanding common shares at the time of issuance, Adjusted Funds From Operation (AFFO)* per diluted share for fiscal 2019 remained relatively unchanged.

Reduced General and Administrative Expense as a Percentage of Revenue and Assets: G&A expenses as a percentage of Gross Revenue decreased by 10% to 5.2% and G&A expenses as a percentage of Undepreciated Assets decreased by 7% to 43 basis points for fiscal 2019.

*NOI, Net Debt to Adjusted EBITDA and AFFO are non-GAAP performance measures. See Financial Information on page 61 for a discussion of our non-GAAP performance measures.

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Strategic Growth Highlights

Property Acquisitions: Located and acquired three, brand new, Class A industrial properties for a total of $138.6 million in fiscal 2019, totaling 824,000 square feet, without placing undue burden on liquidity. All three properties are leased to investment grade tenants or their subsidiaries.

Property Expansions: Completed one 155,000 square foot building expansion during fiscal 2019, totaling $8.6 million, generating over $1 million in additional annualized rental revenue and extending the lease maturity 15 years from the date of completion.

Growth in Gross Leasable Area: Achieved 5% year over year growth in gross leasable area for fiscal 2019, with 22.3 million total rentable square feet as of September 30, 2019.

Strong Tenant Occupancy: Achieved 98.9% overall occupancy rate as of September 30, 2019.

Commitments to Acquire Additional Properties: Entered into agreements to acquire five, brand new, Class A industrial properties in fiscal 2019, totaling 1.6 million square feet for a total cost of $232.0 million, of which one $81.5 million property was acquired subsequent to fiscal yearend 2019.

Capital Market Highlights

Public Offering: Raised $132.3 million from our first underwritten common stock offering since 2014 with 9.2 million shares at $15.00 per share, representing 11.3% of our outstanding shares at the time of the offering.

At-The-Market Transactions: Sold 2.4 million shares of our 6.125% Series C Preferred Stock under our Preferred Stock At Market Sales Program during the fiscal year ended 2019 at a weighted average price of $24.49 per share, and generated net proceeds, after offering expenses, of $58.2 million.

Capital Raising through DRIP: Raised $74.0 million through our Dividend Reinvestment and Stock Purchase Plan (DRIP) during fiscal 2019.

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Executive Compensation Highlights

Pay for Performance: Total Shareholder Return

Since Monmouth was founded in 1968, we have delivered consistent and reliable returns for our shareholders. Over the last 12 years, Monmouth has outperformed the MSCI US REIT Index by a wide margin of approximately two times. Our Total Shareholder Return over the last 12 fiscal years was 264.1% as of fiscal yearend 2019. Our Total Shareholder Return includes both dividends reinvested and stock price appreciation. Historically, REIT dividends have accounted for approximately 65% of our Total Shareholder Return. We believe that it is essential that dividends be factored into evaluating a REIT’s economic performance. Our dividend has proven to be very reliable because our industrial properties are predominantly subject to long-term net leases to investment-grade tenants or their subsidiaries. On October 2, 2017, the first business day of fiscal 2018, our Board of Directors approved a 6.3% increase in our quarterly common stock dividend, raising it to $0.17 per share from $0.16 per share, representing an annualized dividend rate of $0.68 per share. The 6.3% dividend increase marked our second dividend increase in the past four years, totaling 13% in dividend increases. We are proud to report that we have maintained or increased our dividend for 28 consecutive years. We are one of the few REITs that maintained its dividend throughout the Global Financial Crisis. We are also one of the few REITs that is paying out a higher per share dividend today than prior to the Global Financial Crisis.

The following chart illustrates our strong performance over the 12-year period ended September 30, 2019 as compared to the Comparable REITs and the MSCI US REIT Index. Total Return Performance is calculated based on our 2019 fiscal year ended September 30. Information about Comparable REITs can be found on page 34 of this Proxy Statement.

Source: S&P Global Market Intelligence

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The following table illustrates our performance over the 1, 3, 5 and 12-year periods as compared to the Comparable REITs and the MSCI US REIT Index. Total Shareholder Return is calculated as of our 2019 fiscal year ended September 30, 2019.

	Total Shareholder Return
	1 Year	3 Year	5 Year	12 Year
MNR	(9.52)%	15.76%	82.65%	264.14%
Comparable REITs	27.49%	59.21%	132.82%	204.51%
MSCI US REIT Index	18.31%	23.40%	61.88%	115.48%

Source: S&P Global Market Intelligence

Getting More for Less

While we have outperformed our Comparable REITs and the MSCI US REIT Index over the 12 year period ended September 30, 2019 and delivered exceptional long-term results for our shareholders, our Chief Executive Officer’s total compensation for fiscal 2019 was less than 50% of the average total compensation of chief executive officers of the Comparable REITs.

2019 Monmouth CEO Total Compensation vs. Average CEO Total Compensation of Comparable REITs*

*The compensation data used for comparison purposes was obtained from the most recent filings for the Comparable REITs.

Additionally, based upon the 2019 Compensation Survey published by NAREIT, total compensation of the Company’s NEOs fell within the lowest range (25th percentile) within the REIT industry as a whole.

We continue to efficiently manage our general and administrative expenses. General and administrative expenses, as a percentage of gross revenue, (which includes rental revenue, reimbursement revenue and dividend and interest income), remains low and decreased by 10% to 5.2% for fiscal year 2019. General and administrative expenses, as a percentage of undepreciated assets (which is our total assets excluding accumulated depreciation), also decreased to a very efficient 43 basis points, representing a 7% year over year improvement. As illustrated in the following chart, these ratios represent some of the most efficient in the entire REIT sector.

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2019 Monmouth General and Administrative Expenses vs. Average General and Administrative Expenses of Comparable REITs*

*The compensation data used for comparison purposes was obtained from the most recent filings for the Comparable REITs.

We value the feedback provided by our shareholders. At the Annual Meeting of Shareholders held on May 16, 2019, approximately 78% of votes cast (excluding broker non-votes) were cast in favor of our Say-On-Pay proposal, which we believe affirms that our shareholders support our approach to executive compensation.

We have discussions with many of our shareholders on an ongoing basis regarding various corporate Environmental, Social and Governance (ESG) topics, including executive compensation, and we consider the views of shareholders regarding the design and effectiveness of our executive compensation program. Our Board recommends that our shareholders vote FOR the Say-on-Pay Proposal (Proposal No. 3).

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Corporate Environmental, Social and Governance (ESG) Highlights

Publicly traded since 1968, Monmouth is one of the oldest equity REITs in the world. Our longevity is the direct result of being patient and conservative stewards of capital. Our Board’s decision-making process is guided by an appreciation for the enduring value that has been built in the past and a focus on continuing to create sustainable long-term value for Monmouth and its shareholders for many years to come.

Our Board of Directors believes that effective corporate governance should include regular constructive discussions with our shareholders. We have a proactive engagement process that encourages feedback from our shareholders. This feedback helps shape our governance practices. Several practices in the chart below are the direct result of such feedback.

Some ESG highlights are as follows:

Board Independence

*	Independent Board: More than 2/3rds of the directors on our Board are independent directors.
*	Independent Board Committees: Our Audit, Compensation and Nominating/Corporate Governance Committees are composed entirely of independent directors.
*	Board Refreshment and Diversity: We remain focused on Board composition and refreshment.
*	Lead Independent Director: Our Board has identified a lead independent director.
*	Executive Sessions of Independent Directors: Our independent directors meet in an executive session at least annually.
*	Financial Expert: Three out of five of our directors serving on our audit committee qualify as “audit committee financial experts” under applicable SEC rules. (SEC rules require that at least one director qualify as an “audit committee financial expert”).
*	Annual Board Self-Evaluation: Our directors engage in annual, individual performance evaluations.

Accessible, Diverse and Engaged Management Team

*	Open Communication: We encourage open communication and strong working relationships among all of our directors, our Chairman and our CEO and senior management team.
*	Access to management: Our directors have access to management and employees.
*	Diversity in management team: Our key functions are approximately 50% diverse based on gender, race or ethnicity.

Robust Officer and Director Stock Ownership

*	CEO Stock Ownership: Our Chief Executive Officer is required to own Common Shares having a value equal to at least six times his base salary and he is well within compliance of these requirements, owning in excess of 2 times the ownership requirement as of fiscal yearend.
*	Named Executive Officer (NEO) Stock Ownership: Effective October 1, 2017, our Named Executive Officers are subject to Stock Ownership Guidelines recommending 2x their base salary.
*	Director Stock Ownership: Effective September 12, 2017, our Independent Directors are subject to Stock Ownership Guidelines recommending 3x their annual cash fee.
*	Substantial Insider Stock Ownership: The aggregate stock ownership of our directors and NEOs as of September 30, 2019 represents approximately 4% of our shares, which currently represents the fourth largest block of shareholders behind three institutional investors and helps further align our management’s interests with our shareholders’ interests.
*	NEO Stock Holding Guidelines: Effective October 1, 2017, our Named Executive Officers must retain (for a minimum of 24 months) at least 50% of the shares received upon vesting of restricted stock or the exercise of stock options (net of any shares sold or forfeited for payment of exercise price, tax or withholding).
*	Anti-Hedging Policy: We prohibit the purchase or sale of puts, calls, options or other derivative securities based on our securities by directors, officers or employees. Our policy also prohibits hedging or monetization transactions, such as forward sale contracts.

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Accountability to Shareholders

*	Clawback Policy: Effective October 1, 2017, performance-based compensation to a Named Executive Officer may be recouped if the NEO engaged in fraud or willful misconduct contributing to the need for a material restatement of financial results.
*	No Poison Pill: We do not have a stockholder rights plan.
*	Annual Say-on-Pay: Non-binding votes on executive compensation will take place on an annual basis.
*	Annual Assessment of Compensation: We annually assess our compensation policies to determine whether such policies encourage excessive risk taking.
*	Resignation Policy for Election of Directors: In an uncontested election of directors, a nominee who does not receive a majority of the votes cast in his or her election (i.e., more votes “for” than “withheld”) must offer to resign as a director.

Commitment to Environment and Society

*	Sustainability: Our properties incorporate numerous environmentally-friendly features, such as LEED certification, heat reflective energy efficient roofing systems, and energy efficient lighting. Furthermore, our tenants are also committed to creating and improving healthy, sustainable communities, reducing waste and emissions, maintaining green workspaces, minimizing their carbon footprint and conserving resources.
*	Diverse and Empowered Workforce: We are committed to diversity and equal opportunity at every level of our workforce. We continually strive to enhance employee satisfaction and engagement.
*	Engagement with Community: Our Company supports our Named Executive Officers and other employees serving on non-profit boards and engaging in charitable activities in the greater community.

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FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

Why am I receiving this Proxy Statement?

You are receiving these materials because you owned shares of our Company’s common stock (sometimes referred to herein as “Common Shares”) as a “registered” shareholder or you held Common Shares in “street name” at the close of business on March 13, 2020, the record date for the Annual Meeting, and that entitles you to vote at our Annual Meeting to be held at 4:00 p.m., eastern time, on Thursday, May 14, 2020, at our offices at Bell Works, 101 Crawfords Corner Road, Suite 1405, Holmdel, New Jersey 07733, or any postponements or adjournments of such meeting, for the purposes set forth in the Notice of 2020 Annual Meeting of Shareholders. This Proxy Statement contains information related to the solicitation of proxies for use at the Annual Meeting.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, which will consist primarily of the cost of printing, postage and handling. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons’ out-of-pocket expenses.

We have also retained Okapi Partners LLC (“Okapi”), a proxy solicitation firm, to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, banks, broker-dealers, and other similar organizations representing beneficial owners of Common Shares for the Annual Meeting. We have agreed to pay Okapi a fee of approximately $20,000, plus out-of-pocket expenses. You may contact Okapi at (888)-785-6668.

What is the difference between a “registered” shareholder and a shareholder holding shares in “street name?”

If your Common Shares are registered directly in your name with American Stock Transfer & Trust Company, LLC (“AST”), our transfer agent, you are a “registered” shareholder. If you own Common Shares through a broker, bank, trust or other nominee rather than in your own name, you are the beneficial owner of the Common Shares, but considered to be holding the Common Shares in “street name.”

Who can attend the Annual Meeting?

Any of our common shareholders of record as of the close of business on March 13, 2020, the record date for the Annual Meeting, or individuals holding their duly authorized proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your Common Shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the close of business on March 13, 2020, the record date for the Annual Meeting, to gain admittance to the Annual Meeting.

Who may vote?

You may vote if you owned Common Shares at the close of business on March 13, 2020, which is the record date for the Annual Meeting. You are entitled to cast one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each Common Share that you owned as of the record date. Cumulative voting is not permitted in the election of directors.

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What is a quorum for the Annual Meeting?

As of the close of business on March 13, 2020, we had 97,966,458 Common Shares outstanding. In order to conduct a meeting, shareholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting must be present in person or by proxy. No business may be conducted at the Annual Meeting if a quorum is not present. If you submit a properly executed Proxy Card or authorize a proxy by telephone or via the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” results when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.

What am I voting on?

At the Annual Meeting, you may consider and vote on:

1.	The election of five Class II directors, each to serve until the 2023 annual meeting of shareholders and until his respective successor is duly elected and qualifies;

2.	A proposal to ratify the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020;

3.	A proposal to approve the following resolution (the “Say-on-Pay” proposal):

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Corporation’s Named Executive Officers, as set forth in this Proxy Statement;

and

4.	Any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

We are not aware of any other business, other than procedural matters relating to the Annual Meeting or the proposals listed above, that may properly be brought before the Annual Meeting. Once the business of the Annual Meeting is concluded, members of management will respond to questions raised by shareholders, as time permits.

What are the Board’s recommendations?

The Board recommends a vote:

●	FOR the election of each of the five nominees named in this Proxy Statement for election as a Class II director (Proposal No. 1);

●	FOR the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020 (Proposal No. 2);

●	FOR the approval of the Say-on-Pay proposal (Proposal No. 3).

Unless you give other instructions on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board.

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How many votes are needed to approve each of the proposals assuming that a quorum is present at the Annual Meeting?

Proposal 1: Election of Directors: The election of a director nominee must be approved by a plurality of the votes cast in the election of directors. Any nominee who does not receive a majority of the votes cast in his or her uncontested election (more votes “for” than affirmatively “withheld”) must offer to resign as a director. The Nominating and Corporate Governance Committee of our Board must consider the offer of resignation and recommend to our Board whether to accept the director’s offer to resign. The nominee may not participate in the deliberation or determination regarding accepting or rejecting his or her offer to resign.

Proposal 2: Approval of the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020 requires the affirmative vote of a majority of the votes cast on the proposal.

Proposal 3: Approval of the Say-on-Pay proposal requires the affirmative vote of a majority of the votes cast on the proposal.

If you are a shareholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying voting instructions on any matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter and in their discretion on any other matter that may properly come before the Annual Meeting.

If you are a shareholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or attend the meeting and vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange (“NYSE”), your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. As noted above, this is referred to as a broker “non-vote.” A broker non-vote is not considered a vote cast on a proposal and broker non-votes will have no effect on the vote on any of the matters to be considered at the Annual Meeting. If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law, your broker is entitled to vote your shares on Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm) if no instructions are received from you, but your broker is not entitled to vote on Proposal No. 1 (Election of Directors), or Proposal No. 3 (Say-on-Pay) without specific instructions from you. If you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the approval of any of the matters to be considered at the Annual Meeting.

How do I vote?

If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your Common Shares are held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your Common Shares.

If your Common Shares are held of record in your name, there are three ways for you to authorize a proxy:

●	By Telephone or on the Internet – You can authorize a proxy by calling the toll-free telephone number on your Proxy Card or Notice of Internet Availability. Please have your Proxy Card or Notice of Internet Availability in hand when you call. Easy-to-follow voice prompts allow you to authorize a proxy to vote your shares and confirm that your instructions have been properly recorded. The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice of Internet Availability handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on May 13, 2020. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you authorize a proxy by telephone or on the Internet, you do not have to return your Proxy Card.

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●	By Mail – If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors on each matter listed in this Proxy Statement and in their discretion on any other matter properly brought before the Annual Meeting.

●	In Person at the Annual Meeting – All shareholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. Even if you plan to attend the Annual Meeting, we request that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you mail us your properly completed and signed Proxy Card or authorize a proxy to vote your shares by telephone or Internet, your votes will be cast according to the choices that you specify and the persons named as your proxies will vote in their discretion on any other matters properly brought before the Annual Meeting. Unless you indicate otherwise on your Proxy Card, the persons named as your proxies will cast your votes: FOR all of the nominees for election as directors named in this Proxy Statement; FOR the ratification of the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm; FOR the approval of the Say-on-Pay proposal; and in their discretion on any additional matters properly brought before the Annual Meeting.

If your Common Shares are held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your Common Shares describing how to provide voting instructions.

Can I revoke my proxy?

Yes, if your Common Shares are held in your name, you can revoke your proxy at any time before it is exercised at the Annual Meeting by:

●	Filing written notice of revocation before our Annual Meeting with our Secretary at the address shown on the front of this Proxy Statement;

●	Signing a proxy bearing a later date; or

●	Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly executed proxy. If your Common Shares are held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your Common Shares regarding how to revoke your instructions.

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PROPOSAL 1

ELECTION OF DIRECTORS

Our charter and bylaws provide for a classified board of directors comprised of Class I, II, and III directors. Five Class II directors are up for election at the Annual Meeting, to serve until our annual meeting of shareholders in 2023 and until their successors are duly elected and qualify. The five nominees for election as Class II directors are set forth on the following pages. Unless instructed otherwise, the proxy holders will vote all proxies received by them for the nominees listed below or, if any such nominee is unwilling or unable to serve, for any other nominee designated by our Board of Directors. As of the date of this Proxy Statement, our Board of Directors is not aware of any other individual who may properly be nominated for election as a Class II director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director, if elected. The nominees listed below are currently each serving as a director of the Company and each has consented, if elected as a director, to serve until his term expires.

Our Board of Directors currently consists of thirteen directors, five of whom have terms expiring at the Annual Meeting and when their successors are duly elected and qualify.

[Information Regarding Director Nominees are on the Following Page]

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INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the five Class II Director nominees during the last five years has been furnished to us by such nominee:

Director	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since
Kiernan Conway	57	Independent Director. Director of Research and Corporate Engagement of the Alabama Center for Real Estate, and Chief Economist of the CCIM (Certified Commercial Investment Member) Institute (2017-present). Prior Senior Vice-President of Credit Risk Management for Sun Trust in Atlanta, GA (2014-2017). U.S. Chief Economist for Colliers International (2010-2014). Prior affiliations with Federal Reserve in Atlanta, GA, South Trust Bank, Cushman and Wakefield, Equitable Real Estate, Wells Fargo Bank and Deloitte and Touche. Mr. Conway’s extensive experience as an economist with expertise in real estate, real estate finance and logistics are the primary reasons, among others, why Mr. Conway was selected to serve on our Board.	2018
Brian H. Haimm	50	Lead Independent Director. Chief Financial Officer of Opal Holdings, LLC (2020 to present), a Real Estate Investment Firm. Prior Chief Financial Officer and Chief Operating Officer (2006 to 2020) of Ascend Capital Group International, LLC, a private equity firm. Mr. Haimm’s extensive experience in accounting, finance and the real estate industry are the primary reasons, among others, why Mr. Haimm was selected to serve on our Board.	2013
Neal Herstik	61	Independent Director. Attorney at Law, Gross, Truss & Herstik, PC (1997 to present). Mr. Herstik’s extensive legal experience and experience in the real estate industry are the primary reasons, among others, why Mr. Herstik was selected to serve on our Board.	2004
Matthew I. Hirsch	60	Independent Director. Attorney at Law (1985 to present), Law Office of Matthew I. Hirsch; Adjunct Professor of Law, Delaware Law School of Widener University (1993 to present). For UMH Properties, Inc. (UMH), a related company, Director (2013 to present). Mr. Hirsch’s experience with real estate transactions, legal issues relating to real estate and the real estate industry are the primary reasons, among others, why Mr. Hirsch was selected to serve on our Board.	2000
Stephen B. Wolgin	65	Independent Director. Managing Director of U.S. Real Estate Advisors, Inc. (2000 to present), a real estate advisory services group based in New Jersey. Prior Partner with the Logan Asset Backed Fund, LP (2007 to 2017). Prior affiliations with J.P. Morgan, Odyssey Associates, The Prudential Realty Group, Standard & Poor’s Corporation, and Grubb and Ellis. For UMH Properties, Inc., a related company, Director (2007 to present). Mr. Wolgin’s extensive experience in real estate finance and investment are the primary reasons, among others, why Mr. Wolgin was selected to serve on our Board.	2003

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Vote Required:

At the Annual Meeting, our shareholders will be requested to elect five Class II Directors. A plurality of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to elect a nominee. Any nominee who does not receive a majority of the votes cast in his or her uncontested election (more votes “for” than “withheld”) must offer to resign as a director. The Nominating and Corporate Governance Committee of our Board must consider the offer of resignation and recommend to our Board whether to accept the director’s offer to resign. The nominee may not participate in the deliberation or determination regarding accepting or rejecting his or her offer to resign.

Board Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE FIVE NOMINEES NAMED ABOVE

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INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Class III Directors with Terms Expiring in 2021

Director	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since
Catherine B. Elflein	59	Independent Director. Certified Public Accountant. Senior Director – Risk Management (2006 to 2020) at Celgene Corporation, a biopharmaceutical company; Controller of Captive Insurance Companies (2004 to 2006) and Director – Treasury Operations (1998 to 2004) at Celanese Corporation. Ms. Elflein’s extensive experience in accounting, finance and risk management are the primary reasons, among others, why Ms. Elflein was selected to serve on our Board.	2007
Eugene W. Landy	86	Founder and Chairman of the Board (1968 to present), and Executive Director. President and Chief Executive Officer (1968 to April 2013). Attorney at Law. Chairman of the Board (1995 to present). For UMH Properties, Inc., a related company, Founder and Chairman of the Board (1969 to present), and President (1969 to 1995). As our Founder and Chairman, Mr. Landy’s unparalleled experience in real estate investing is the primary reason, among others, why Mr. Landy was selected to serve on our Board.	1968
Michael P. Landy	58

President and Chief Executive Officer (April 2013 to present) and Executive Director. Chief Operating Officer (2011 to April 2013), Executive Vice President (2009 to 2010), Executive Vice President-Investments (2006 to 2009), and Vice President-Investments (2001 to 2006). Member of New York University’s REIT Center Board of Advisors (2013 to present). Member of Nareit’s Advisory Board of Governors (2018 to present).

For UMH Properties, Inc., a related company, Director (2011 to present).

Mr. Landy’s role as our President and Chief Executive Officer and extensive experience in real estate finance, investment, capital markets and management are the primary reasons, among others, why Mr. Landy was selected to serve on our Board.

			2007
Samuel A. Landy	59	Director. Attorney at Law. For UMH Properties, Inc., a related company, President and Chief Executive Officer (1995 to present), Vice President (1991 to 1995) and Director (1992 to present). Mr. Landy’s extensive experience in real estate investment and REIT leadership are the primary reasons, among others, why Mr. Landy was selected to serve on our Board.	1989

Five of our directors are also directors of UMH, a NYSE-Listed REIT that primarily engages in manufactured housing related real estate transactions.

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Class I Directors with Terms Expiring in 2022

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since
Daniel D. Cronheim	65	Independent Director. Attorney at Law (1979 to present). Certified Property Manager (2010 to present) from Institute of Real Estate Management (“IREM”). President (2000 to present) of David Cronheim Mortgage Corp., a privately-owned real estate investment bank. Executive Vice President (1997 to present) of Cronheim Management Services, Inc., a real estate management firm. Executive Committee (2012 to present), Secretary-Treasurer (2013-2015), Vice-President (2015-2016), and President (2016 to present) of IREM Chapter One (New Jersey). Member and instructor of the New Jersey State Bar Association Land Use Committee (2014 to present) and Legislative subcommittee chair (2018 to present). Mr. Cronheim’s extensive experience in real estate management and the mortgage industry are the primary reasons, among others, why Mr. Cronheim was selected to serve on our Board.	1989
Kevin S. Miller	50	Chief Financial Officer (July 2012 to present) and Chief Accounting Officer (May 2012 to present) and Executive Director. Certified Public Accountant. Assistant Controller and Assistant Vice-President (2005 to May 2012) of Forest City Ratner, a real estate developer, owner and operator and a wholly-owned subsidiary of a publicly-held company, Forest City Realty Trust, Inc. Mr. Miller’s extensive experience in accounting, finance and the real estate industry are the primary reasons, among others, why Mr. Miller was selected to serve on our Board.	2017
Gregory T. Otto	31	Independent Director. Chief Strategy Officer of Seabury Maritime, a boutique investment banking and consultancy firm focused on global trade and transportation (2019 to present); Officer in the U.S. Navy Reserve, specializing in civil-maritime intelligence (2011 to present); Various consulting roles based in the Washington DC area focused on civil-maritime intelligence, policy and security (2014-2019); Maritime operations including Port Operations Coordinator, at-sea sailing, intermodal logistics, and Ship’s Officer primarily for the Maersk companies (2009-2014). Mr. Otto’s experience in global commerce, intermodal logistics, and security matters are the primary reasons, among others, why Mr. Otto was selected to serve on our Board.	2017
Scott L. Robinson	49	Independent Director. Managing Director, Oberon Securities (2013 to present); Clinical Professor of Finance and Director of The REIT Center at New York University (2008 to present); Director (July 2018 to 2019) and Interim CEO (July 2019 to present), Full Stack Modular; Managing Partner, Cadence Capital Group (2009 to 2013); Vice President, Citigroup (2006 to 2008); Senior REIT and CMBS analyst (1998 to 2006), Standard & Poor’s. Mr. Robinson’s extensive experience in real estate finance and investment are the primary reasons, among others, why Mr. Robinson was selected to serve on our Board.	2005

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Other Executive Officers of the Company

Officer	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since
Michael D. Prashad	35

General Counsel (December 2019 to present). In-House Counsel (February 2015 to December 2019). Corporate Secretary of Company (January 2016 to present). Attorney at Law (2010 to present). Prior to joining the Company, Mr. Prashad worked as an attorney for Hanlon Niemann & Wright, P.C. for three years where his practice was focused primarily on real estate and corporate matters as well as commercial and civil litigation.

			N/A
Richard P. Molke	35

Vice President of Asset Management (June 2015 to present). Director of Property Management (September 2010 to June 2015). Mr. Molke’s primary responsibilities include the daily operational management of our real estate property holdings.

			N/A

CORPORATE GOVERNANCE, ESG AND BOARD MATTERS

Publicly traded since 1968, Monmouth Real Estate Investment Corporation is one of the oldest publicly traded equity REITs in the world. Our longevity is the direct result of being patient and conservative stewards of capital. The Board’s decision-making process is guided by an appreciation for all that has been built in the past and a focus on continuing to create sustainable long-term value for Monmouth and its shareholders for many years to come.

We are committed to maintaining sound corporate governance principles, including robust ESG policies. The Board of Directors periodically updates and approves formal Corporate Governance Guidelines that address the qualifications and responsibilities of directors, director independence, committee structure and responsibilities, and interactions with management, among other matters. The Corporate Governance Guidelines are available on our website at www.mreic.reit. Together with our charter and bylaws and the charters of the Board’s committees, the Corporate Governance Guidelines provide the framework for the governance of the Company.

“Good Corporate Governance”

The goal of good corporate governance practices is fundamentally to ensure that we are maximizing shareholder value. As highlighted throughout this Proxy Statement, we have adopted numerous good corporate governance and ESG policies and procedures. We believe that the quality of any company’s corporate governance practices cannot properly be measured with a “one size fits all” approach. A fair analysis of the effectiveness of a company’s corporate governance should appropriately take into account long-term economic performance and Total Shareholder Return. Because one of the qualifications for a company to maintain its REIT status is that 90% of its taxable income must be paid out to the shareholders in the form of dividends, a company’s long-term dividend track record should be taken into consideration. We feel that there is no better way to practice good corporate governance then to return the company’s profits to its shareholders. In our case, for fiscal 2019 we paid out over 100% of our taxable earnings. We were able to distribute over 100% of our taxable income because certain non-cash, tax deductible expenses, such as depreciation, reduce taxable income below the cash earnings available to be paid out to the shareholders. By having our shareholders directly receive all of our taxable earnings each year, they are free to decide for themselves how best to use these investment returns. In our opinion, this represents one of the strongest alignments of interests between management and shareholders there can be.

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Substantial Insider Ownership: Management’s Interests are Aligned with Shareholder Interests

The aggregate stock ownership of our Directors and Named Executive Officers represents approximately 4% of our outstanding Common Shares as of the end of fiscal 2019, currently represents the fourth largest block of shareholders behind three institutional investors and helps align our management’s interests with our shareholders’ interests.

Board Leadership Structure and Role in Risk Oversight

From our inception in 1968 through April 2013, the positions of Chief Executive Officer and Chairman of the Board of Directors were combined. For more than forty years, both positions were held by Eugene W. Landy. Effective April 9, 2013, as part of the Board’s succession planning strategy, Michael P. Landy was elected as our President and Chief Executive Officer. Michael P. Landy, who has been with the Company since 2001 and served as a director since 2007 and our Chief Operating Officer since 2011, continues to serve as a member of our Board of Directors. Eugene W. Landy continues to serve as our executive Chairman of the Board of Directors. The Board of Directors has selected a Lead Independent Director, Brian H. Haimm, to preside at executive sessions of the independent directors. The Board reviews the structure of the Board and Company leadership as part of the succession planning process. At present, our Board believes that this structure is appropriate and that it facilitates independent oversight of management.

The Board of Directors oversees our enterprise-wide approach to the major risks facing Monmouth and oversees our policies for assessing and managing its exposure to risk. The Board periodically reviews these risks and our risk management processes. The Board also considers risk in evaluating our strategy. The Board’s responsibilities include reviewing our practices with respect to risk assessment and risk management and reviewing contingent liabilities and risks that may be material to Monmouth. The Audit Committee reviews our financial and compliance risks and major legislative and regulatory developments which could materially impact Monmouth. The Compensation Committee oversees management’s assessment of whether our compensation structure, policies and programs create risks that may be reasonably likely to have a material adverse effect on Monmouth. The Nominating and Corporate Governance Committee oversees management’s assessment of whether our governance structure, policies and programs create risks that may be reasonably likely to have a material adverse effect on Monmouth.

The Audit Committee oversees a Cybersecurity Subcommittee, which operates under the Cybersecurity Subcommittee Charter, which can be found on our website at www.mreic.reit. The charter is reviewed annually for adequacy. The members of the Cybersecurity Subcommittee are Gregory T. Otto (Chairman) and Catherine B. Elflein.

Board Independence

Our Corporate Governance Guidelines include specific director independence standards that comply with applicable rules of the SEC and the listing standards of the NYSE. The Board requires that at least a majority of its directors satisfy this definition of independence. The Board of Directors has considered business and other relationships between Monmouth and each of its directors, including information provided to Monmouth by the directors. Based upon its review, the Board of Directors has determined that nine of its directors, or 69.23%, are independent, consistent with the Corporate Governance Guidelines. The nine independent directors are Kiernan Conway, Daniel D. Cronheim, Catherine B. Elflein, Brian H. Haimm, Neal Herstik, Matthew I. Hirsch, Gregory T. Otto, Scott L. Robinson and Stephen B. Wolgin. The Corporate Governance Guidelines, which incorporate the NYSE’s director independence standards, are available on our website located at www.mreic.reit and are available in print upon request.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors had four meetings during the last fiscal year and each of the directors attended 100% of the meetings. Our policy is that no director should attend fewer than 75% of the meetings of the Board of Directors and of meetings of the committees on which he or she served. We do not have a policy concerning directors’ attendance at the Annual Meeting of Shareholders. Four directors attended our 2019 Annual Meeting of Shareholders.

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We have a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors. Each of these committees is composed exclusively of independent directors.

Name	Age as of record date	Director Since (Calendar year)	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Kiernan Conway	57	2018
Daniel D. Cronheim	65	1989
Catherine B. Elflein	59	2007
Brian H. Haimm Lead Independent Director	50	2013
Neal Herstik	61	2004
Matthew I. Hirsch	60	2000
Eugene W. Landy Chairman of the Board	86	1968
Michael P. Landy Chief Executive Officer	58	2007
Samuel A. Landy	59	1989
Kevin S. Miller Chief Financial & Accounting Officer	50	2017
Gregory T. Otto	31	2017
Scott L. Robinson	49	2005
Stephen B. Wolgin	65	2003
				Chair	Member

Audit Committee

The Audit Committee’s responsibilities include reviewing and overseeing financial reporting, policies and procedures and internal controls, retaining the independent registered public accounting firm, approving the audit fees, and monitoring the qualifications, independence and performance of our independent registered public accounting firm. It also oversees the internal audit function, legal and regulatory compliance, establishing procedures for complaints received regarding our accounting, internal accounting controls and auditing matters. In addition, the Audit Committee prepares the Audit Committee Report, which is included in our annual proxy statements. The Audit Committee had four meetings during the fiscal year ended September 30, 2019, including an executive session with the independent auditors, which management did not attend. The Audit Committee operates under the Audit Committee Charter which is available on our website at www.mreic.reit.

The current members of our Audit Committee are Catherine B. Elflein, Brian H. Haimm (who serves as Chairman of the Audit Committee), Matthew I. Hirsch, Scott L. Robinson, and Gregory T. Otto. The Board has determined that the members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE, and that each of them is able to read and understand fundamental financial statements and is “financially literate” within the meaning of the rules of the NYSE. The Board has also determined that Catherine B. Elflein, Brian H. Haimm, and Scott L. Robinson are “audit committee financial experts” within the meaning of the rules of the SEC.

The Audit Committee oversees a Cybersecurity Subcommittee, which operates under the Cybersecurity Subcommittee Charter, which can be found on our website at www.mreic.reit. The charter is reviewed annually for adequacy. The members of the Cybersecurity Subcommittee are Gregory T. Otto (Chairman) and Catherine B. Elflein.

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Compensation Committee

The Compensation Committee’s responsibilities include (1) evaluating the Chief Executive Officer’s and other Named Executive Officers’ performance in light of our goals and objectives and determining the Chief Executive Officer’s and other Named Executive Officers’ compensation, which includes base salary and bonus; and (2) administering our Amended and Restated 2007 Incentive Award Plan (Incentive Award Plan), which was approved at our Annual Meeting held on May 17, 2018. The Compensation Committee had two meetings during the fiscal year ended September 30, 2019. The current members of the Compensation Committee are Brian H. Haimm (who serves as the Chairman of the Compensation Committee), Matthew I. Hirsch and Gregory T. Otto. The Board has determined that the members of the Compensation Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Compensation Committee operates under the Compensation Committee Charter which can be found on our website at www.mreic.reit.

The Committee utilizes external legal advisors and consultants as necessary and assesses the independence of all advisors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, considers and recommends candidates to serve as members of the Board and makes recommendations regarding the structure and composition of the Board of Directors and Committees. The Nominating and Corporate Governance Committee had one meeting during the fiscal year ended September 30, 2019. The current members of the Nominating and Corporate Governance Committee are Matthew I. Hirsch (who serves as the Chairman of the Nominating and Corporate Governance Committee), Gregory T. Otto and Scott L. Robinson. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Nominating and Corporate Governance Committee operates under the Nominating and Corporate Governance Committee Charter which can be found on our website at www.mreic.reit.

One of the principal functions of the Nominating and Corporate Governance Committee is to review and recommend candidates for nomination to the Board of Directors. The Nominating and Corporate Governance Committee will consider for recommendation as nominees appropriate individuals whose names are submitted in writing by a shareholder, and will evaluate them using the same criteria as that used for other candidates. See “Shareholder Communications” on page 25 for information about how to submit candidates and otherwise communicate with our Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has established a process for identifying and evaluating prospective nominees for director. The Nominating and Corporate Governance Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Nominating and Corporate Governance Committee will then initiate the search, seeking input from other directors and senior management, considering nominees previously submitted by shareholders, and, if the Nominating and Corporate Governance Committee deems necessary or appropriate, hiring a search firm. The Nominating and Corporate Governance Committee considers real estate expertise, diversity of background, diversity of gender, race, ethnicity, age and personal experience, among other skills and qualifications, in identifying director candidates. Diversity and Board tenure are also considered in identifying nominees and director refreshment is encouraged by the Nominating and Corporate Governance Committee. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Nominating and Corporate Governance Committee by the Committee Chairman. The Nominating and Corporate Governance Committee will then prioritize the candidates and determine if the Nominating and Corporate Governance Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contact with the candidate. To the extent feasible, all of the members of the Nominating and Corporate Governance Committee, the President and Chief Executive Officer and Chairman of the Board will interview the prospective candidate(s). Evaluations and recommendations of the interviewers are submitted to the Nominating and Corporate Governance Committee for final evaluation. The Nominating and Corporate Governance Committee will then meet to consider such recommendations and to select the final candidate(s) to recommend to the Board of Directors as nominees. The Nominating and Corporate Governance Committee will evaluate all potential nominees for director, including nominees recommended by a shareholder, on the same basis.

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To date, there are no third parties being compensated for identifying and evaluating candidates.

Diversity

Although we do not have a formal diversity policy in place for the director nomination process, the Board recognizes that diverse candidates with appropriate and relevant skills and experience contribute to the depth and diversity of perspective in the boardroom. An important factor in our Nominating and Corporate Governance Committee’s consideration and assessment of a director candidate is the diversity of background, viewpoints, professional experience, education, gender, age, and culture – including nationality, race or ethnic background.

If and when the need arises for the Company to add a new director to the Board, the Nominating and Corporate Governance Committee will take every reasonable step to ensure that diverse candidates (including, without limitation, women and minority candidates) are in the pool from which nominees are chosen and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations. Accordingly, the Nominating and Corporate Governance Committee will include candidates reflecting ethnic and gender diversity as part of the candidate search criteria.

Independent Director Meetings

Our independent directors, as defined under the listing standards of the NYSE, have established a policy to meet separately from the other directors in a regularly scheduled executive session at least annually, and at such additional times as they may deem appropriate. Any independent director may call an executive session of independent directors at any time. The independent directors had one meeting during the fiscal year ended September 30, 2019. The Board of Directors has selected a Lead Independent Director, Brian H. Haimm, to preside at executive sessions of the independent directors.

Shareholder Communications

We believe that effective corporate governance should include regular constructive discussions with our shareholders. We have a proactive engagement process that encourages feedback from our shareholders. This feedback helps shape our governance practices. Shareholders and other interested parties who desire to contact our Board of Directors or any Committee may do so by writing to: Board of Directors, c/o Secretary, Monmouth Real Estate Investment Corporation, 101 Crawfords Corner Road, Suite 1405, Holmdel, NJ 07733. Communications received will be distributed to the Chairperson of the Board or of the appropriate Committee depending on the facts and circumstances outlined in the communication. Shareholders and other interested parties also may have direct communications solely to our independent directors by addressing such communications to the independent directors, c/o Secretary, at the address set forth above. In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints that may be received by us regarding accounting, internal accounting controls or auditing matters and for the submission by our employees, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “Confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

25

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, which applies to all directors, officers, and our employees, including our principal executive officer and our principal financial officer. This code is posted on our website at www.mreic.reit. During fiscal 2019 and through the date of this Proxy Statement, no violations of the Code of Business Conduct and Ethics were reported nor were any waivers granted.

Anti-Hedging Policy

We consider it inappropriate for any director, officer or employee to enter into speculative transactions in Company securities. Such transactions, while allowing the holder to own our securities without the full risks and rewards of ownership, potentially separate the holders’ interests from those of other shareholders. Therefore, we prohibit the purchase or sale of puts, calls, options or other derivative securities based on our securities by directors, officers or employees. Our policy also prohibits hedging or monetization transactions, such as forward sale contracts, in which the holder continues to own the underlying Company security without all the risks or rewards of ownership. The Anti-Hedging Policy is posted on our website at www.mreic.reit.

As of the date of this Proxy Statement, to the best of our knowledge, no director, officer or employee has entered into speculative transactions in Company securities.

Clawback Policy

In October 2017, the Compensation Committee adopted a clawback policy that provides that, in the event of a material restatement of our financial results, other than a restatement caused by a change in applicable accounting rules or interpretations, the Committee will review the performance-based compensation of our Named Executive Officers, as defined in our Proxy Statement from year to year, for the three years prior to such material restatement. If the Committee determines that the amount of any performance-based compensation actually paid or awarded to a Named Executive Officer (Awarded Compensation) would have been lower if it had been calculated based on such restated financial statements (Actual Compensation) and that such executive officer engaged in actual fraud or willful unlawful misconduct that materially contributed to the need for the restatement, then the Committee may direct Monmouth to recoup the after-tax portion of the difference between the Awarded Compensation and the Actual Compensation for the Named Executive Officers. The Committee has absolute discretion to administer and interpret this policy in Monmouth’s best interests.

Stock Ownership Guidelines for CEO, NEOs and Directors, and Stock Holding Guidelines

In order to encourage our directors and Named Executive Officers (NEO) to retain investments in Monmouth and help further align their interests with the interests of our stockholders, the Committee has adopted stock ownership guidelines applicable to our directors, our Chief Executive Officer and our other Named Executive Officers, recommending that they hold the following amounts of our stock:

Position	Stock Ownership Guideline
Chief Executive Officer	6x base salary
Other NEOs	2x base salary
Director	3x annual cash fee
All NEOs	50% of net shares received upon exercise/vesting of equity awards (24 month holding period)

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For purposes of determining compliance with these ownership guidelines (other than the holding period for vested equity compensation), the value of each director’s or officer’s stock holdings will be calculated based on the closing price of a share of our common stock on the last trading day of our fiscal year, which was $14.41 on September 30, 2019. Shares owned by a director or officer include: shares owned outright by the director or officer or by his or her immediate family members residing in the same household; shares held in trust or under a similar arrangement for the economic benefit of the director or officer; restricted or unrestricted stock issued as part of the director or officer’s compensation, whether or not vested; shares acquired upon option exercise that the director or executive officer continues to own; and shares held for the director or executive officer’s account in a 401(k) or other retirement plan.

Our Chief Executive Officer Stock Ownership Policy was adopted in September 2015. As of September 30, 2019, Mr. Michael P. Landy, our President and Chief Executive Officer, owned stock valued at more than 12x his base salary, well above 2x our CEO stock ownership requirement. Our Director Stock Ownership policy was adopted effective September 12, 2017, and our other stock ownership policies were adopted effective October 1, 2017.

The aggregate stock ownership of Monmouth’s directors and officers represents approximately 4% of our outstanding common stock, which currently represents the fourth largest block of shareholders behind three institutional investors and helps align our managements’ interests with our shareholders’ interests.

Environmental Risks and Impact of Climate Change

We are mindful that our property portfolio may be impacted by environmental and climate change risks, including electricity, fuel and water consumption, waste disposal and greenhouse gas emissions. We are committed to acting on opportunities to enhance our property portfolio. Sustainable design and planning are considered, where feasible, during the decision-making process in the acquisition and upgrading of properties. Relevant environmental assessments are conducted. Our Property Management Department works closely with our tenants to address these issues, as applicable. Our commitment to environment and society affirms, among other things: our focus on investing in buildings with sustainable features; reduction of our environmental footprint; compliance with applicable environmental laws; and efficient property management. Additionally, we recently moved our office headquarters to Bell Works. Bell Works features one of the world’s largest photovoltaic glass arrays, generating solar energy throughout the day that results in savings of over 60 carbon tons per year. Lastly, our Sustainability Report is posted on our website at www.mreic.reit.

Commitment to Society

We are committed to diversity and equal opportunity at every level of our workforce. We prioritize the satisfaction of our employees, tenants, and stakeholders, many of whom have a long-term relationship with our Company. Our Commitment to Environment and Society includes, among other things: our intolerance of harassment or discrimination of any kind; our intolerance of bribery or corruption; compliance with applicable labor and employment laws; our commitment to community activities and charitable giving; and the value that we place on respect for human rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information with respect to the beneficial ownership of our equity securities as of March 13, 2020, by:

●	each person known by the Company to beneficially own more than five percent of our outstanding Common Shares;
●	our directors;
●	our Named Executive Officers during fiscal year 2019; and
●	all of our Executive Officers and directors as a group.

Unless otherwise indicated, the address of the person or persons named below is c/o Monmouth Real Estate Investment Corporation, Bell Works, 101 Crawfords Corner Road, Suite 1405, Holmdel, New Jersey 07733. In determining the number and percentage of Common Shares and Series C Preferred Shares beneficially owned by each person, shares that may be acquired by that person under options exercisable within sixty (60) days of March 13, 2020 are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding shares for that person and are not deemed outstanding for that purpose for all other shareholders.

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	Common Shares		Series C Preferred Shares
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Common Shares Outstanding (2)	Amount and Nature of Beneficial Ownership (1)	Percentage of Preferred Shares Outstanding (2)
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355 (3)	9,759,207	9.96%
BlackRock Inc. 40 East 52nd Street New York, NY 10022 (4)	8,797,893	8.98%
Wasatch Advisors 505 Wakara Way Salt Lake City, UT 84108 (5)	8,652,068	8.83%
Kiernan Conway	524	*
Daniel D. Cronheim (6)	176,979	*
Catherine B. Elflein (7)	16,731	*
Brian H. Haimm (8)	16,077	*
Neal Herstik (9)	23,330	*	2,800	*
Matthew I. Hirsch (10)	79,455	*
Eugene W. Landy (11)	2,107,938	2.15%
Michael P. Landy (12)	771,999	*
Samuel A. Landy (13)	349,320	*
Kevin S. Miller (14)	146,065	*
Gregory T. Otto	4,288	*
Scott L. Robinson (15)	9,441	*
Stephen B. Wolgin (16)	54,147	*
Allison Nagelberg (17)	168,351	*
Directors and Executive Officers as a group (18)	3,837,608	3.92%	2,800	*

*Less than 1%.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all Common Shares listed.

(2)	Based on the number of Common Shares outstanding on March 13, 2020, which was 97,966,458 and 17,168,596 shares of our 6.125% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series C Preferred Shares”) outstanding on March 13, 2020.

(3)	Based on Schedule 13G/A filed with the SEC on February 10, 2020, The Vanguard Group, Inc. owns 9,759,207 Common Shares as of January 31, 2020. The Vanguard Group has sole dispositive power over 9,551,781 Common Shares and sole voting power over 205,189 Common Shares. The Vanguard Group has shared dispositive power over 207,426 Common Shares and shared voting power over 113,866 Common Shares.

(4)	Based on Schedule 13G/A filed with the SEC on February 5, 2020, BlackRock, Inc. owns 8,797,893 Common Shares as of December 31, 2019. BlackRock has sole dispositive power over 8,797,893 Common Shares and sole voting power over 8,341,223 Common Shares.

(5)	Based on Schedule 13G filed with the SEC on February 10, 2020, Wasatch Advisors owns 8,652,068 Common Shares as of December 31, 2019. Wasatch has sole dispositive power over 8,652,068 Common Shares and sole voting power over 8,652,068 Common Shares.

(6)	Includes (a) 927 shares of unvested restricted stock; (b) 81,963 Common Shares held in a trust for Mr. Cronheim’s two minor family members, to which he has sole dispositive and voting power; and (c) 79,499 Common Shares pledged in a margin account.

(7)	Includes (a) 927 shares of unvested restricted stock; and (b) 3,500 Common Shares owned jointly with Ms. Elflein’s husband.

(8)	Includes 927 shares of unvested restricted stock.

(9)	Includes (a) 927 shares of unvested restricted stock and (b) 1,600 Common Shares owned by Mr. Herstik’s wife. As of March 13, 2020, Mr. Herstik also owned 2,400 of the Company’s 6.125% Series C Preferred Stock and 400 shares of the Company’s 6.125% Series C Preferred Stock are owned by the Gross, Truss & Herstik Profit Sharing Plan, over which Mr. Hertsik has shared voting power and shared dispositive power.

(10)	Includes 927 shares of unvested restricted stock; and (b) 3,270 Common Shares owned by Mr. Hirsch’s wife.

(11)	Includes (a) 21,042 shares of unvested restricted stock; (b) 97,914 Common Shares owned by Mr. Eugene Landy’s wife; (c) 201,427 Common Shares held in the Landy & Landy Employees’ Profit Sharing Plan of which Mr. Landy is a trustee and has shared voting and dispositive power; (d) 168,294 Common Shares held in the Landy & Landy Employees’ Pension Plan over which Mr. Landy has shared voting and dispositive power; (e) 13,048 Common Shares held in Landy Investments Ltd., over which Mr. Landy has shared voting and dispositive power; (f) 194,405 Common Shares held in the Eugene W. and Gloria Landy Family Foundation, a charitable trust, over which Mr. Landy has shared voting and dispositive power; (g) 41,594 Common Shares held by Juniper Plaza Associates, over which Mr. Landy has shared voting and dispositive power; (h) 31,248 Common Shares held by Windsor Industrial Park Associates, over which Mr. Landy has shared voting and dispositive power; (i) 546,451 Common Shares pledged in a margin account; and (j) 409,017 Common Shares pledged as security for loans. Includes 455,000 Common Shares issuable upon the exercise of stock options that are exercisable within 60 days of March 13, 2020. Excludes 65,000 Common Shares issuable upon the exercise of a stock option not exercisable within 60 days of March 13, 2020.

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(12)	Includes (a) 34,348 shares of unvested restricted stock; (b) 39,669 Common Shares owned by Mr. Michael Landy’s wife; (c) 180,546 Common Shares held in custodial accounts for Mr. Landy’s children under the New Jersey Uniform Transfer to Minors Act; (d) 53,000 Common Shares held by EWL Grandchildren Fund, LLC, over which Mr. Landy has shared voting power and shared dispositive power; (e) 29,922 Common Shares held in the UMH 401(k) Plan for Mr. Landy’s benefit; (f) 160,475 Common Shares pledged in a margin account; and (g) 65,000 Common Shares issuable upon the exercise of a stock option exercisable within 60 days of March 13, 2020.

(13)	Includes (a) 927 shares of unvested restricted stock; (b) 25,177 Common Shares owned by Mr. Samuel Landy’s wife; (c) 22,379 Common Shares held by the Samuel Landy Family Limited Partnership, over which Mr. Landy has shared voting power and shared dispositive power; (d) 53,000 Common Shares held in EWL Grandchildren Fund, LLC, over which Mr. Landy has shared voting power and shared dispositive power; (e) 18,385 Common Shares pledged in a margin account; (f) 181,454 Common Shares pledged as security for a loan; and (g) 68,010 Common Shares held in the UMH 401(k) Plan for Mr. Landy’s benefit. As a co-trustee of the UMH 401(k) Plan, Mr. Landy has shared voting power, but no dispositive power, over the 188,051 Common Shares held in the UMH 401(k) Plan. He, however, disclaims beneficial ownership of all of the Common Shares held by the UMH 401(k) Plan, except for the 68,010 Common Shares held by the UMH 401(k) Plan for his benefit.

(14)	Includes (a) 3,182 shares of unvested restricted stock; and (b) 2,072 Common Shares held in the UMH 401(k) Plan for Mr. Miller’s benefit; and (c) 95,000 Common Shares issuable upon the exercise of a stock option that is exercisable within 60 days of March 13, 2020.

(15)	Includes 927 shares of unvested restricted stock.

(16)	Includes 927 shares of unvested restricted stock.

(17)	As of December 23, 2019. Includes (a) 3,845 Common Shares owned by Ms. Nagelberg’s husband; (c) 1,893 Common Shares held in custodial accounts for Ms. Nagelberg’s children under the New Jersey Uniform Transfer to Minors Act with respect to which she has sole dispositive and voting power; and (d) 16,970 Common Shares held in the UMH 401(k) Plan for Ms. Nagelberg’s benefit. Includes 75,000 Common Shares issuable upon the exercise of a stock option that is exercisable within 60 days of March 13, 2020.

(18)	Includes beneficial ownership by all of our current directors and executive officers, including Michael D. Prashad and Richard P. Molke. Excludes beneficial ownership by Allison Nagelberg, who was a Named Executive Officer of our company for fiscal 2019 but who retired effective December 31, 2019.

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PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, our common shareholders will be asked to consider and vote on a proposal to ratify the appointment of PKF O’Connor Davies, LLP (“PKF”) as our independent registered public accounting firm for the fiscal year ending September 30, 2020. Our charter and bylaws do not require that our shareholders ratify the appointment of PKF as our independent registered public accounting firm. We are asking our common shareholders to ratify this appointment as a matter of good corporate practice. If our common shareholders do not ratify the appointment of PKF, our Audit Committee will reconsider whether to retain PKF as our independent registered public accounting firm but may determine to do so. Even if the appointment of PKF is ratified by our common shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in our best interests. We expect a representative of PKF to be present at our Annual Meeting, to make a statement if he or she desires to do so and to respond to appropriate questions.

Vote Required:

A majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to ratify the appointment of PKF O’Connor Davies, LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2020.

Board Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PKF O’CONNOR DAVIES, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2020

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board of Directors”) of Monmouth Real Estate Investment Corporation (the “Company”) operates under a written charter, which was amended in September 2019 and subsequently corrected on January 16, 2020. The amended charter is available on the Company’s website at www.mreic.reit.

The Company has an Audit Committee consisting of five “independent” directors, as defined by the listing standards of the New York Stock Exchange. The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all material aspects of the Company’s reporting, internal control and audit functions.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended September 30, 2019.

We have discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accountant’s communication with the audit committee concerning independence, and we have discussed with the independent registered public accounting firm, the independent registered public accounting firm’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2019.

Audit Committee:

Catherine B. Elflein

Brian H. Haimm (Chairman)

Matthew I. Hirsch

Gregory T. Otto

Scott L. Robinson

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Fees Billed by Independent Registered Public Accounting Firm

PKF O’Connor Davies, LLP served as our independent registered public accountants for the years ended September 30, 2019 and 2018. A representative from PKF is expected to be present at the Annual Meeting in order to be available to respond to possible inquiries from shareholders, and will have an opportunity to make a statement if he or she wishes to do so.

The following are fees billed by and accrued to PKF in connection with services rendered for the fiscal years ended September 30, 2019 and 2018 (in thousands):

	2019	2018
Audit Fees	$233	$225
Audit Related Fees	50	31
Tax Fees	53	51
All Other Fees	-0-	-0-
Total Fees	$336	$307

Audit fees include professional services rendered for the audit of our annual financial statements, management’s assessment of internal controls, and reviews of financial statements included in our quarterly reports on Form 10-Q.

Audit related fees include services that are normally provided by our independent auditors in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Tax fees include professional services rendered for the preparation of our federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities. Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax issues.

All of the services performed by PKF for the Company during fiscal 2019 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by our principal independent accountants. The policy requires that all services provided by our independent registered public accountants to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee, and all have been so approved. The pre-approval requirements do not prohibit day-to-day normal tax consulting services, which matters will not exceed $10,000 in the aggregate.

The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining PKF’s independence.

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PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (as set forth in Section 14A of the Securities Exchange Act of 1934, as amended), we are providing our shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that was paid to our Named Executive Officers in fiscal 2019 as described in the “Compensation Discussion and Analysis” set forth in this proxy statement, including the compensation tables and the narrative disclosures that accompany those tables.

Our executive compensation program is designed to attract and retain talented individuals who possess the skills and expertise necessary to lead Monmouth. Our current equity compensation plan, or Incentive Award Plan, has been the primary vehicle for providing long-term incentive compensation to our Named Executive Officers. Executive compensation has been voted upon previously and approved by our shareholders.

The following table highlights important aspects of our executive compensation program, which promote good governance and serve the interests of our shareholders.

Highlights
Cash bonus program for Chairman and CEO tied to objective financial performance goals
Total executive compensation for our Named Executive Officers is within the lowest range (25th percentile) within the REIT industry for REITs with comparable data based upon the 2019 Compensation Survey published by NAREIT
Clawback policy effective October 1, 2017
Robust stock ownership guidelines:
● CEO: 6x base salary
● Other Named Executive Officers: 2x base salary
● Directors: 3x annual cash fee
● Named Executive Officers retain (for a minimum of 24 months) at least 50% of the shares received upon vesting of restricted stock or the exercise of stock options (net of any shares sold or forfeited for payment of exercise price, tax or withholding)
Annual say-on-pay vote
Compensation Committee has considered the report of an independent compensation consultant
No excessive perquisites or other benefits
No repricing or buyout of stock options
No excise tax gross-ups
Average total Director compensation is approximately half of the average total director compensation of Comparable REITs (as defined below)

Pay for Performance: Total Shareholder Return

Since 1968, Monmouth has delivered consistent and reliable returns for its shareholders. Over the last 12 fiscal years, Monmouth has outperformed the MSCI US REIT Index by a wide margin of approximately two times. Our Total Shareholder Return over the last 12 fiscal years was 264.1%. Total Shareholder Return includes both dividends reinvested and stock price appreciation. Historically, REIT dividends have accounted for approximately 65% of Total Shareholder Return. We believe that it is essential that dividends be factored into evaluating a REIT’s economic performance. Our dividend has proven to be very reliable because our industrial properties are predominantly subject to long-term net leases to investment-grade tenants or their subsidiaries. On October 2, 2017, the first day of fiscal 2018, our Board of Directors approved a 6.3% increase in our quarterly common stock dividend, raising it to $0.17 per share from $0.16 per share, representing an annualized dividend rate of $0.68 per share. The 6.3% dividend increase marked our second dividend increase in the past four years, totaling 13% in dividend increases. We are proud to report that we have maintained or increased our dividend for 28 consecutive years. We are one of the few REITs that maintained our dividend throughout the Global Financial Crisis. We are also one of the few REITs that is paying out a higher per share dividend today than prior to the Global Financial Crisis.

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Comparable REITs: Independent Compensation Consultant

Engagement of Compensation Consultant

Pursuant to its charter, the Compensation Committee is authorized to retain the services of an executive compensation advisor, in its discretion, to assist with the establishment and review of our compensation programs and related policies. In August 2017, the Committee engaged FPL Associates (FPL), a nationally recognized compensation consulting firm specializing in the REIT industry, to provide additional market-based compensation data and to advise on industry trends and best practices. In order to help our shareholders fairly evaluate our executive compensation in light of our relative economic performance, FPL prepared for the Committee a peer group of REITs with similar total capitalization, ranging between $1.4 billion and $4.0 billion (approximately 0.7x-2.0x Monmouth’s total capitalization at that time), and/or REITs that operate within the industrial REIT sector and with whom we compete for executive employees. The Compensation Committee has not re-engaged FPL since the completion of its work in 2017.

Agree Realty Corporation

EastGroup Properties*

Getty Realty Corporation

Hersha Hospitality Trust

LTC Properties, Inc.

Rexford Industrial Realty, Inc.*

STAG Industrial, Inc.*

Terreno Realty Corporation*

TIER REIT, Inc. (1)

Urstadt Biddle Properties Inc.

*Denotes a peer that is in the Industrial sector

(1) Subsequent to the report issued by FPL in August 2017, TIER REIT, Inc. was merged with another REIT, Cousins Properties Incorporated. Our Compensation Committee no longer considers the merged entity to be a Comparable REIT. For the tables below, our Compensation Committee added First Industrial Realty Trust, Inc. to the peer group of Comparable REITs.

The Committee compared our aggregate pay and performance to those of our peers over the prior three-year period. Based upon this analysis, the Committee concluded that our aggregate pay ranked at the lowest end of the aggregate pay provided by our peers, and that our performance by Total Shareholder Return was at the highest end of performance of our peers.

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The following table demonstrates our performance over 1, 3, 5 and 12-year periods compared to the Comparable REITs and the MSCI US REIT Index Total Shareholder Return and is calculated based on our 2019 fiscal year ending September 30:

	Total Shareholder Return
	1 Year	3 Year	5 Year	12 Year
MNR	(9.52)%	15.76%	82.65%	264.14%
Comparable REITs	27.49%	59.21%	132.82%	204.51%
MSCI US REIT Index	18.31%	23.40%	61.88%	115.48%

Source: S&P Global Market Intelligence

Real estate is a cyclical asset class with average cycles measuring seven to ten years in length. Therefore, in order to be most effectively governed and managed, a focus on building long-term value is critical. We believe that it is essential that dividends be factored into evaluating a REIT’s economic performance. Our dividend has proven to be very reliable because our industrial properties are predominantly subject to long-term net leases to investment-grade tenants or their subsidiaries. On October 2, 2017, the first day of fiscal 2018, our Board of Directors approved a 6.3% increase in our quarterly common stock dividend, raising it to $0.17 per share from $0.16 per share, representing an annualized dividend rate of $0.68 per share. The 6.3% dividend increase marked our second dividend increase in the past four years, totaling 13% in dividend increases. We are proud to report that we have maintained or increased our dividend for 28 consecutive years. We are one of the few REITs that maintained our dividend throughout the Global Financial Crisis. We are also one of the few REITs that is paying out a higher per share dividend today than prior to the Global Financial Crisis.

During the 12-year period ended December 31, 2019, we delivered to our shareholders a total return of approximately 278% and our total shareholder return over the period outperformed both the S&P 500 by a wide margin of approximately 1.5 times and the MSCI US REIT Index by a wide margin of approximately 2 times.

Source: S&P Global Market Intelligence

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Getting More for Less

While we have outperformed our Comparable REITs and the MSCI US REIT Index over a 12 year period and delivered exceptional results for our shareholders, our Chief Executive Officer’s total compensation for 2019 was less than 50% of the average total compensation of chief executive officers of the Comparable REITs.

2019 Monmouth CEO Total Compensation vs. Average CEO Total Compensation of Comparable REITs*

*The compensation data used for comparison purposes was obtained from the most recent filings for the Comparable REITs.

Additionally, our total executive compensation fell within the lowest range (25th percentile) within the overall REIT industry based upon the 2019 Compensation Survey published by NAREIT.

As set forth in more detail under the headings Financial Highlights and Compensation Discussion and Analysis in this Proxy Statement, Monmouth delivered another year of strong financial results in fiscal 2019, including a 14% increase in both Gross Revenue and Net Operating Income, reduced our Net Debt to Adjusted EBITDA to 5.9x from 7.1x. Net Operating Income and Net Debt to Adjusted EBITDA are non-GAAP performance measures. See Financial Information on page 61, for a discussion of our non-GAAP performance measures. We continue to efficiently manage our general and administrative expenses. General and administrative expenses, as a percentage of gross revenue, (which includes rental revenue, reimbursement revenue and dividend and interest income), remains low and decreased to 5.2% for fiscal year 2019 from 5.8% for fiscal year 2018. In addition, general and administrative expenses, as a percentage of undepreciated assets (which is our total assets excluding accumulated depreciation), is at a very efficient 43 basis points for fiscal year 2019, which decreased from 46 basis points for fiscal year 2018. Our best-in-class industrial property portfolio continues to perform exceptionally well, with our occupancy rate being over 98% for the past four consecutive years and our weighted average lease maturity providing over seven years of lease maturity for the past five consecutive years. On October 2, 2017, the first day of fiscal 2018, our Board of Directors approved a 6.3% increase in our quarterly common stock dividend, raising it to $0.17 per share from $0.16 per share, representing an annualized dividend rate of $0.68 per share. The 6.3% dividend increase marked our second dividend increase in the past four years, totaling 13% in dividend increases. Monmouth has maintained or increased its dividend for 28 consecutive years and was one of the only REITs that maintained its dividend throughout the Global Financial Crisis. We believe our Named Executive Officers, as well as the entire employee base, played an integral role in delivering these Company achievements.

We value the feedback provided by our shareholders. At the Annual Meeting of Shareholders held on May 16, 2019, approximately 78% of votes cast (excluding broker non-votes) were voted in favor of our Say-On-Pay proposal, which we believe affirms our shareholders support our approach to our executive compensation program.

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The Compensation Committee regularly reviews all elements of the compensation paid to our NEOs. The Committee believes that our present compensation programs, as presented in the Compensation Discussion and Analysis section and the accompanying tables in this Proxy Statement, promote in the best manner possible our business objectives while aligning the interests of the NEOs with those of our shareholders to ensure positive financial results. Accordingly, the Board requests your vote “FOR” the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as set forth in this Proxy Statement.

Vote Required:

The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting will be required to approve the advisory resolution on executive compensation. The results of this advisory vote are not binding on the Compensation Committee, the Company or our Board of Directors. Nevertheless, the Board of Directors values input from our shareholders and will consider carefully the results of this vote when making future decisions concerning executive compensation.

Board Recommendation:

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE ACCOMPANYING COMPENSATION TABLES AND DISCLOSURES IN THIS PROXY STATEMENT.

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Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) of the Board has been appointed to implement and exercise the Board’s responsibilities relating to the compensation of our executive officers and directors. The Committee has the overall responsibility for evaluating and approving our executive compensation plan, policies and programs, and does not delegate this responsibility to any other person(s). The Committee’s primary objectives include serving as an independent and objective party to review such compensation plan, policies and programs. To assist in the process, the Committee has, from time to time, retained the advice of a compensation consultant as outlined below in the section entitled Engagement of Compensation Consultant.

Throughout this Proxy Statement, the individuals who served during fiscal 2019 as our Chairman of the Board, our President and Chief Executive Officer, Chief Financial Officer and General Counsel are included in the Summary Compensation Table presented below of this report, are sometimes referred to in this report as the Named Executive Officers. After fiscal yearend 2019, Allison Nagelberg, our former General Counsel, retired, and Ms. Nagelberg is no longer an executive officer of the Company.

Since 1968, we have delivered consistent and reliable returns for our shareholders. Over the last 12 fiscal years, we have outperformed the MSCI US REIT Index by a wide margin of approximately two times. Our total shareholder return over the last 12 fiscal years through September 30, 2019 was 264% as compared to 115% for the MSCI US REIT Index during the same period. Total Shareholder Return includes both dividends reinvested and stock price appreciation. Historically, REIT dividends have accounted for approximately 65% of total shareholder return. We believe that it is essential that dividends be factored into evaluating a REIT’s economic performance. Because our industrial properties are subject to long-term net leases predominantly to investment-grade tenants or their subsidiaries, our long-term dividend track record has proven to be very reliable. In view of the substantial progress made by us during fiscal year 2017, on October 2, 2017, our Board of Directors approved a 6.3% increase in our quarterly common stock dividend, raising it to $0.17 per share from $0.16 per share. This represents an annualized dividend rate of $0.68 per share. This increase was the second dividend increase within two years. The prior dividend increase was on October 1, 2015, at which time our Board of Directors approved a 6.7% increase in our quarterly common stock dividend, raising it to $0.16 per share from $0.15 per share. These two dividend raises represent a total increase of 13%. We have maintained or increased our common stock cash dividend for 28 consecutive years. We are one of the few REITs that maintained our dividend throughout the Global Financial Crisis. We are also one of the few REITs that is paying out a higher per share dividend today than prior to the Global Financial Crisis.

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The following table highlights important aspects of our executive compensation program, which promote good governance and serve the interests of our shareholders.

Highlights
Cash bonus program for Chairman, CEO and CFO tied to objective financial performance goals

Total executive compensation for our Named Executive Officers is within the lowest range (25th percentile), of the 2019 Compensation Survey published by NAREIT, within the REIT industry for REITs with comparable data. We considered comparable data of Industrial REITs, of REITs with $1.5 billion to $3.0 billion in market capitalization and of REITs with less than 75 employees

Clawback policy
Robust stock ownership guidelines:
● CEO: 6x base salary
● Other Named Executive Officers: 2x base salary
● Directors: 3x annual cash fee
●

Named Executive Officers retain (for a minimum of 24 months) at least 50% of the shares received upon vesting of restricted stock or the exercise of stock options (net of any shares sold or forfeited for payment of exercise price, tax or withholding)

Annual say-on-pay vote
Compensation Committee has considered the report of an independent compensation consultant
No excessive perquisites or other benefits
No repricing or buyout of stock options
No excise tax gross-ups
Average total Director compensation is approximately half of the average total director compensation of Comparable REITs (as defined below)

The following chart illustrates our outperformance over a 12-year period as compared to the S&P 500 Index and the MSCI US REIT Index for the same period.

Source: S&P Global Market Intelligence

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The following chart illustrates our growth in Capital Structure over the last five years:

Compensation Philosophy and Objectives

The Committee believes that a well-designed compensation program should align the interests of the Named Executive Officers with the interests of our shareholders, and that a significant part of the executives’ compensation, over the long term, should be dependent upon the value created for shareholders. In addition, all executives should be held accountable through their compensation for our performance and compensation levels should reflect the executives’ individual performance in an effort to encourage increased individual contributions to our performance. This compensation philosophy, as reflected in our employment agreements with our executives and the overall compensation program, is designed to motivate our executives to focus on operating results and create long-term shareholder value by:

●	establishing a compensation program that attracts, retains and motivates executives through compensation that is competitive with comparable publicly-traded REITs;

●	rewarding executives for individual accomplishments and achievements;

●	linking a portion of each executive’s compensation to the achievement of our business plan by using measurements of our operating results and shareholder return; and

●	building a pay-for-performance program that encourages and rewards successful initiatives within a team environment.

The Committee believes that the salaries and bonuses in our executive employment agreements are consistent with the Committee’s philosophy and objectives.

The Committee believes that each of the above factors is important when determining compensation levels for Named Executive Officers. The Committee reviews and approves the employment contracts for the Chairman of the Board, the President and Chief Executive Officer and the other Named Executive Officers, and reviews and approves the performance goals and objectives applicable to their performance-based compensation. The Committee annually evaluates the performance of the Named Executive Officers in light of those goals and objectives. The Committee considers our performance, relative shareholder return, the total compensation provided to comparable officers at similarly situated companies, and compensation earned by the Named Executive Officers in prior years.

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The Committee believes that the executive compensation packages that we provide to our Named Executive Officers should include both base salaries and annual bonus awards that reward corporate and individual performance, as well as give incentives to executives to meet or exceed established goals. As a result, an important portion of our compensation program is comprised of discretionary bonuses and equity awards as determined by the Committee in recognition of individual accomplishments and achievements, as well as overall company performance.

Historically, the Committee has used the annual Compensation Survey published by NAREIT (Survey) as a guide to setting compensation levels. Total executive compensation paid by us fell within the lowest range (25th percentile) within the REIT industry for REITs with comparable data based upon the 2019 Compensation Survey published by NAREIT. Participant company data is not presented within the Survey in a manner that specifically identifies any named individual or company. This Survey details compensation by position type and company size with statistical salary and bonus information for each position. The subsets presented in the Survey which the Committee also uses for comparison purposes are the industrial property sector, entities with a total market capitalization between $1.5 billion and $3.0 billion and entities with less than 75 full-time employees. The Committee compares our salary and bonus amounts to the ranges presented in this Survey for reasonableness.

Role of Executive Officers in Compensation Decisions

The Committee makes all final compensation decisions with respect to our chief executive officer and recommends to the Board all compensation decisions with respect to our Named Executive Officers. The Chairman of the Board and the President and Chief Executive Officer review the performance of the other Named Executive Officers and then present their conclusions and recommendations to the Committee with respect to base salary adjustments, annual cash bonuses and stock options or restricted stock awards. The Committee exercises its own discretion in modifying and implementing any recommended adjustments or awards but does consider the recommendations from management who work closely with the other Named Executive Officers.

Role of Grants of Stock Options and Restricted Stock in Compensation Analysis

The Committee views the grant of stock options and restricted stock awards as a form of long-term compensation. The Committee believes that such grants promote our goal of retaining key employees and align the key employees’ interests with those of our shareholders from a long-term perspective. The number of options or shares of restricted stock granted to each employee, and the performance or time-based vesting criteria associated with each grant, is determined by consideration of various factors including but not limited to the employee’s contribution, title, responsibilities, and years of service. The Committee takes outstanding awards of stock options and restricted stock into account in making its compensation determinations.

Role of Employment Agreements in Determining Executive Compensation

Each of our fiscal 2019 employed Named Executive Officers was a party to an employment agreement. These agreements establish the base salaries, bonuses and customary fringe benefits for each Named Executive Officer. The employment agreements also provide for certain severance benefits in the event the Named Executive Officer’s employment is terminated. The employment agreements also provide for certain severance benefits in the event of a change in control and to alleviate the financial impact of termination of employment, through base salary and health benefit continuation, with the intention of providing for a stable work environment. In considering new or amended employment agreements with our Named Executive Officers, the Committee determines the events upon which severance is payable under the employment agreements with each Named Executive Officer are appropriate in light of the size of the potential payments and the goal of retaining a stable executive team in the event of a change of control. In determining initial compensation, as incorporated into the employment agreements, the Committee considers all elements of a Named Executive Officer’s total compensation package in comparison to current market practices and other benefits. In reviewing and setting compensation for the Named Executive Officers, the Committee takes the terms of the employment agreements into consideration.

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Shareholder Advisory Vote

One way to determine if our compensation program reflects the interests of shareholders is through their non-binding advisory vote on our executive compensation practices. At the Annual Meeting of Shareholders held on May 16, 2019, approximately 78% of votes cast were voted in favor of our Say-On-Pay proposal, which we believe affirms our shareholders’ support of our approach to our executive compensation program.

We provide our shareholders with the opportunity to vote annually on the advisory approval of the compensation of our Named Executive Officers (Say-on-Pay proposal). The Committee will continue to consider the outcome of our Say-on-Pay proposals when making future compensation decisions for our Named Executive Officers.

Engagement of Compensation Consultant

Pursuant to its charter, the Committee is authorized to retain the services of an executive compensation advisor, in its discretion, to assist with the establishment and review of our compensation programs and related policies. In August 2017, the Committee engaged FPL Associates (FPL) to provide additional market-based compensation data and to advise on industry trends and best practices. In order to help the Committee fairly evaluate our executive compensation in light of our relative economic performance, FPL prepared for the Committee a peer group of REITs with similar total capitalization, ranging between $1.4 billion and $4.0 billion (approximately 0.7x-2.0x Monmouth’s total capitalization at that time), and/or REITs that operate within the industrial REIT sector and with whom we compete for executive employees.

Agree Realty Corporation

EastGroup Properties*

Getty Realty Corporation

Hersha Hospitality Trust

LTC Properties, Inc.

Rexford Industrial Realty, Inc.*

STAG Industrial, Inc.*

Terreno Realty Corporation*

TIER REIT, Inc. (1)

Urstadt Biddle Properties Inc.

*Denotes a peer that is in the Industrial sector

(1) Subsequent to the report issued by FPL in August 2017, TIER REIT, Inc. was merged with another REIT, Cousins Properties Incorporated. Our Compensation Committee no longer considers the merged entity to be a Comparable REIT.

The Committee compared our aggregate pay and performance to those of our peers over the prior three-year period. Based upon this analysis, the Committee concluded that our aggregate pay at that time ranked at the lowest end of the aggregate pay provided by our peers, and that our performance by Total Shareholder Return was at the highest end of performance of our peers.

The Committee used this data as one tool in considering compensation for our Named Executive Officers for compensation decisions beginning in fiscal 2018. Information about peers includes but is not limited to: base salaries, annual bonuses, long-term equity incentives, composition ranges by position, governance practices, market trends and industry performance. The peer group compensation analyses have been utilized by the Compensation Committee for informational purposes only and have not been, and will not be utilized for benchmarking purposes as we do not have formal benchmarking policies for comparing to our peers or the market. The Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by peer group data and will continue to be informed by the experiences of the members of the Compensation Committee. The Compensation Committee ultimately uses its own judgment in making final decisions regarding the compensation paid to our executive officers.

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Other than advising the Committee as described above in 2017, FPL has not provided any other services to us and the Committee has not engaged any other compensation advisor or consultant. The Committee has sole authority to hire, terminate and set the terms of engagement with FPL or any other compensation consultant. The Committee considered the independence of FPL, consistent with the requirements of NYSE, and determined that FPL was independent. Further, pursuant to SEC rules, the Committee conducted a conflicts of interest assessment and determined that there were no conflicts of interest resulting from retaining FPL. FPL does not provide any services to our management and has no prior relationship with us prior to its engagement by the Committee in 2017. The Committee intends to assess the independence of any compensation consultant retained by the Committee at least annually.

Elements of Executive Officer Compensation

In addition to its determination of the Named Executive Officer’s individual performance levels for fiscal 2019, the Committee compared the Named Executive Officer’s total compensation for 2019 to that within the REIT industry in the Survey described above. For fiscal 2019, total executive compensation for our Named Executive Officers is within the lowest range (25th percentile), of the 2019 Compensation Survey published by NAREIT, within the REIT industry for REITs with comparable data. We considered comparable data of Industrial REITs, of REITs with $1.5 billion to $3.0 billion in market capitalization and of REITs with less than 75 employees. Our executive compensation structure includes the following objectives and core features:

Base Salaries

Base salaries are the principal fixed component of a Named Executive Officer’s compensation and are paid for performance of ongoing day-to-day job responsibilities throughout the year. In order to compete for and retain talented executives who are critical to our long-term success, the Committee has determined that the base salaries of Named Executive Officers should approximate those of executives of other equity REITs that compete with us for employees, investors and business, while also taking into account the Named Executive Officers’ performance and tenure, and our performance relative to the performance reported for companies in the industrial property sector, REITs with total market capitalization between $1.5 billion and $3.0 billion and REITs with less than 75 full-time employees within the REIT industry in the Survey described above.

Bonuses

Performance-based Cash Bonus Awards

In addition to the provisions for base salaries under the terms of their employment agreements and discretionary cash bonuses awarded by the Committee in recognition of individual accomplishments and achievements, the Chairman of the Board, President and Chief Executive Officer and the Chief Financial and Accounting Officer are entitled to receive annual cash bonuses for each year during the terms of each respective employment agreement provided certain performance goals set by the Committee as described below are achieved.

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For the Chairman of the Board:

Growth in market cap	7.5%	12.5%	20%
Bonus	$20,000	$45,000	$90,000

Growth in FFO/share	7.5%	12.5%	20%
Bonus	$20,000	$45,000	$90,000

Growth in dividend/share	5%	10%	15%
Bonus	$30,000	$60,000	$120,000

Maximum Bonus Potential	$300,000

For the President and Chief Executive Officer:

Growth in market cap		10%	15%	20%
Bonus		$40,000	$60,000	$80,000

Growth in AFFO/share	5%	10%	15%	20%
Bonus (1)	$50,000	$75,000	$100,000	$150,000

Growth in dividend/share	5%	10%	15%
Bonus	$150,000	$200,000	$250,000

Maximum Bonus Potential	$480,000

(1)	Provided that FFO is equal to or in excess of the dividend

For the Chief Financial and Accounting Officer:

Growth in market cap		10%	15%	20%
Bonus		$20,000	$30,000	$40,000

Growth in AFFO/share	5%	10%	15%	20%
Bonus (1)	$25,000	$37,500	$50,000	$75,000

Growth in dividend/share	5%	10%	15%
Bonus	$75,000	$100,000	$125,000

Maximum Bonus Potential	$240,000

(1)	Provided that FFO is equal to or in excess of the dividend

None of the performance goals were met for fiscal 2019 for our Chairman of the Board, President and Chief Executive Officer and Chief Financial and Accounting Officer.

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Discretionary Cash Bonus Awards

The Committee considers discretionary cash bonuses for the Chairman of the Board and the President and Chief Executive Officer annually. Discretionary cash bonuses awarded to the other Named Executive Officers are based on recommendations made annually by the Chairman of the Board and the President and Chief Executive Officer, which are then considered and approved by the Committee in its discretion. The Committee believes that short-term rewards in the form of discretionary cash bonuses to senior executives generally should reflect short-term results and should take into consideration both the profitability and our performance and the performance of the individual, which may include comparing such individual’s performance to that in the preceding year, reviewing the breadth and nature of the senior executive’s responsibilities and valuing special contributions by each such individual. In evaluating our performance annually, for purposes of discretionary cash bonuses, the Committee considers a variety of factors, including, among others, Funds From Operations (FFO), Adjusted Funds From Operations (AFFO), net income, growth in asset size, amount of space under lease and total return to shareholders. FFO and AFFO are non-GAAP financial measures. We consider FFO to be an important measure of an equity REIT’s operating performance and have adopted the definition suggested by NAREIT, which defines FFO to mean net income computed in accordance with U.S. GAAP, excluding gains or losses from sales of property and unrealized gains and losses from our investments in marketable securities, plus real estate related depreciation and amortization. We define AFFO as FFO plus acquisition costs and costs associated with the Redemption of Preferred Stock less recurring capital expenditures and excluding the following: lease termination income, gains or losses on securities transactions, stock-based compensation expense, amortization of financing and leasing commission costs, depreciation of corporate office tenant improvements, straight-line rent adjustments and non-recurring other expense. We consider FFO and AFFO to be meaningful additional measures of operating performance, primarily because they exclude the assumption that the value of our real estate assets diminishes predictably over time and because industry analysts have accepted these as performance measures.

Other factors considered include the employee’s title and years of service. The employee’s title generally reflects the employee’s responsibilities and the employee’s years of service may be considered in determining the level of discretionary cash bonus in comparison to base salary. The Committee has declined in the past to use specific performance formulas with respect to the cash bonuses awarded to the other Named Executive Officers, believing that with respect to our performance, such formulas do not adequately account for many factors, including, among others, our relative performance compared to our competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the Committee of a wide range of management and leadership skills of each of the senior executives.

In setting discretionary bonuses for fiscal 2019, the Committee considered the performance of the Chairman of the Board and the President and Chief Executive Officer and received the recommendations from the Chairman of the Board and the President and Chief Executive Officer for the discretionary cash bonuses to be awarded to the other Named Executive Officers. The Committee also considered management’s report on our progress toward our fiscal 2019 achievements in financial performance and strategic growth, and the role of each Named Executive Officer in delivering these achievements:

Financial Performance

●	Growth in Gross Revenue: Increased Gross Revenue for fiscal 2019 by 14% to $173.7 million.

●	Growth in Net Income: Excluding all non-cash unrealized losses and realized gains, our Net Income Attributable to Common Shareholders for fiscal 2019 increased 14% over the prior year.

●	Growth in Net Operating Income (NOI)*: Increased NOI for fiscal 2019 by 14% to $131.2 million.

●	Improved Balance Sheet: Reduced our Net Debt to Adjusted EBITDA* to 5.9x as of 2019 fiscal yearend from 7.1x as of the prior fiscal yearend and reduced our Net Debt to Undepreciated Book Capitalization to 39.0% as of fiscal yearend 2019 from 46.7% as of fiscal yearend 2018. Our weighted average debt maturity for our fixed-rate debt remained in excess of 11 years.

●	Enhanced Borrowing Capacity: Increased our unencumbered assets during the 2019 fiscal year, allowing us to begin fiscal 2020 by replacing our existing $200.0 million unsecured line of credit facility with a new $225.0 million unsecured line of credit facility and a new $75.0 million term loan, increasing our borrowing capacity, extending the term and reducing our borrowing rates.

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●	Maintained Conservative Dividend Payout Ratio: Despite issuing 9.2 million common shares, representing 11.3% of our outstanding common shares at the time of issuance, Adjusted Funds From Operation (AFFO)* per diluted share for fiscal 2019 remained relatively unchanged.

●	Reduced General and Administrative Expense as a Percentage of Revenue and Assets: G&A expenses as a percentage of Gross Revenue decreased by 10% to 5.2% and G&A expenses as a percentage of Undepreciated Assets decreased by 7% to 43 basis points for fiscal 2019.

Portfolio Growth

●	Property Acquisitions: Located and acquired three, brand new, Class A industrial properties for a total of $138.6 million in fiscal 2019, totaling 824,000 square feet, without placing undue burden on liquidity. All three properties are leased to Investment Grade tenants or their subsidiaries.

●	Property Expansions: Completed one 155,000 square foot building expansion during fiscal 2019, totaling $8.6 million, generating over $1 million in additional annualized rental revenue and extending the lease maturity 15 years from the date of completion.

●	Growth in Gross Leasable Area: Achieved 5% year over year growth in gross leasable area for fiscal 2019, with 22.3 million total rentable square feet as of September 30, 2019.

●	Strong Tenant Occupancy: Achieved 98.9% overall occupancy rate as of September 30, 2019.

●	Commitments to Acquire Additional Properties: Entered into agreements to acquire five, brand new, Class A industrial properties in fiscal 2019, totaling 1.6 million square feet for a total cost of $232.0 million, of which one $81.5 million property was acquired subsequent to fiscal yearend 2019.

Capital Markets Activity

●	Public Offering: Raised $132.3 million from our first underwritten common stock offering since 2014 with 9.2 million shares at $15.00 per share, representing 11.3% of our outstanding shares at the time of the offering.

●	At-The-Market Transaction: Sold 2.4 million shares of our 6.125% Series C preferred stock under our Preferred Stock At Market Sales Program during the fiscal year ended 2019 at a weighted average price of $24.49 per share, and generated net proceeds, after offering expenses, of $58.2 million.

●	Capital Raising through DRIP: Raised $74.0 million through our Dividend Reinvestment and Stock Purchase Plan (DRIP) during fiscal 2019.

*NOI, Net Debt to Adjusted EBITDA and AFFO are non-GAAP performance measures. See Financial Information on page 61, for a discussion of our non-GAAP performance measures.

After considering our progress towards our fiscal 2019 financial performance and strategic growth achievements, as outlined above, as well as the individual performance of the Chairman of the Board, the President and Chief Executive Officer and the other Named Executive Officers, and the recommendations of the Chairman of the Board and the President and Chief Executive Officer as to the other Named Executive Officers, the Committee established the individual discretionary cash bonuses for the Named Executive Officers based on our overall performance and the Named Executive Officers’ individual contributions to these accomplishments. Other factors considered in determining individual bonus amounts included the Named Executive Officers’ responsibilities and years of service. During fiscal 2019, the Chairman of the Board received discretionary cash bonuses of $80,000, the President and Chief Executive Officer received discretionary cash bonuses of $105,000, the Chief Financial and Accounting Officer received discretionary cash bonuses of $105,000 and the General Counsel received discretionary cash bonuses of $80,000.

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Stock Options and Restricted Stock

The employment agreement for the Chairman of the Board states that he will receive options to purchase 65,000 shares of stock annually. The employment agreements for the President and Chief Executive Officer and for the Chief Financial and Accounting Officer states that they will be entitled to equity awards of restricted stock (25,000 shares for the President and Chief Executive Officer and 12,500 shares for the Chief Financial and Accounting Officer) each year based on achievement of performance objectives as determined by the Committee including, but not limited to, AFFO per share growth, acquisitions and total return performance. In addition, the Committee has the discretion to make additional awards of stock options and restricted stock for outstanding performance.

For the other Named Executive Officers, the Chairman of the Board and the President and Chief Executive Officer make a recommendation to the Committee for specific stock options or restricted stock grants. In making its decisions, the Committee does not use an established formula or focus on a specific performance target. The Committee recognizes that often outside forces beyond the control of management, such as economic conditions, changing leasing and real estate markets and other factors, may contribute to less favorable near-term results even when sound strategic decisions have been made by the senior executives to position Monmouth for longer term profitability. Thus, the Committee also attempts to identify whether the senior executives are exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced asset value, even if the same are difficult to measure on a current basis. For example, in determining appropriate stock option and restricted stock awards, the Committee considers, among other matters, whether the senior executives have executed strategies that will provide adequate funding or appropriate borrowing capacity for future growth, whether acquisition and leasing strategies have been developed to ensure a future stream of reliable and increasing revenues for Monmouth, whether the selection of properties, tenants and tenant mix evidence appropriate risk management, including risks associated with real estate markets and tenant credit, and whether the administration of staff size and compensation appropriately balances our current and projected operating requirements with the need to effectively control overhead costs, while continuing to grow the enterprise. The only equity awards that were made to Named Executive Officers during fiscal 2019 were those paid to our Chairman of the Board, the President and Chief Executive Officer, the Chief Financial and Accounting Officer and the General Counsel as shown in Summary Compensation Table below and as awarded to Named Executive Officers who are also directors as part of our Director Compensation Plan. Equity awards of $386,000 granted to Mr. Michael P. Landy and which are reflected in the Summary Compensation Table for fiscal 2019, were granted based on fiscal 2018 performance measures determined in accordance with his employment agreement. There were no equity awards granted in fiscal 2019 based upon fiscal 2019 performance measures. The remaining $5,000 of equity awards granted to Mr. Eugene Landy, Mr. Michael Landy, and Mr. Kevin S. Miller during fiscal 2019 were for the portion of the annual Board of Director fees paid in the form of the Company’s common stock. In addition, the Committee approved an extension of the exercise period with respect to 40,000 of the 65,000 shares that Mr. Eugene Landy had the option to acquire at an exercise price of $8.72 per share pursuant to an equity award granted to Mr. Eugene Landy in fiscal 2011, from January 3, 2019, to February 28, 2019.

Other Personal Benefits

The Named Executive Officers are provided the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executive, as well as spouse and dependents where applicable, in all our sponsored employee benefits plans, including 401(k) plan, group health, accident, and life insurance, on terms no less favorable than applicable to any other executive; and supplemental disability insurance, at our cost. Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended September 30, 2019, are included in “All Other Compensation” of the Summary Compensation Table.

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Payments upon Termination or Change in Control

In addition, the Named Executive Officers’ employment agreements each contain provisions relating to change in control events. The employment agreements also contain severance or continuation of salary payments upon any termination of the Named Executive Officers’ employment, except in the case of Mr. Miller or Ms. Nagelberg, whose severance payments are only upon a termination other than for cause (as defined under the terms of the employment agreements). These change in control and severance terms have been deemed reasonable by the Compensation Committee based on the tenure and performance of each Named Executive Officer. After fiscal yearend 2019, we entered into a letter agreement with Ms. Nagelberg in connection with her retirement, pursuant to which we agreed to pay Ms. Nagelberg certain severance benefits. Information regarding these provisions (including the letter agreement with Ms. Nagelberg) is included in “Employment Agreements” provided below in this Proxy Statement. There are no other agreements or arrangements governing change in control payments.

Evaluation

In evaluating Mr. Eugene W. Landy’s, Mr. Michael P. Landy’s and Mr. Kevin S. Miller’s eligibility for annual cash bonuses, the Committee used the bonus schedule included in their respective Amended Employment Agreements as a guide and, in considering discretionary cash bonuses for all Named Executive Officers, considered the factors detailed above under the heading “Discretionary Cash Bonus Awards.”

The Committee also reviewed the progress made by Mr. Michael P. Landy, President and Chief Executive Officer, as well as his contributions toward the progress that we had made that enabled us to reach the achievements discussed under “Financial Performance” above. Mr. Landy is employed under an employment agreement with us. His base compensation under this contract was increased effective October 1, 2016 to $750,000 and will increase by 5% each year through fiscal 2021. The amended employment agreement has an initial term of five years and is renewed automatically for a new five-year term on the first day of each calendar quarter after the effective date unless otherwise terminated, and contains provisions for continuation of salary payments through the expiration of the term of the agreement upon any termination of Mr. Landy’s employment. Upon execution of the amended employment agreement in January 2016, Mr. Landy received a cash signing bonus of $400,000 in recognition of the substantial progress that we have made under his leadership. During 2016, when considering the new employment agreement and signing bonus, the Compensation Committee took into account the transformative changes the Company has enjoyed over the past several years, which include the Company’s total market capitalization growing more than three-fold since fiscal 2010, and the company’s total assets nearly tripling as well since that time, while the Company’s general and administrative expenses only doubled over this period. Since fiscal 2010 through fiscal 2019, our total market capitalization has grown by approximately 5.0x and our total assets have grown by approximately 4.0x, while our G&A expenses increased by only 2.3x over this period.

All Named Executive Officers were awarded their respective compensation based on their respective Employment Agreements and the many contributions that they have made towards our progress, as further detailed above, under the heading “Discretionary Cash Bonus Awards”. The Committee also considered the recommendations of the Chairman of the Board and the President and Chief Executive Officer concerning the other Named Executive Officers’ annual salaries, bonuses, and fringe benefits.

Clawback Policy

In October 2017, the Committee adopted a clawback policy that provides that in the event of a material restatement of our financial results, other than a restatement caused by a change in applicable accounting rules or interpretations, the Committee will review the performance-based compensation of our Named Executive Officers, as defined in our Proxy Statement from year to year, for the three years prior to such material restatement. If the Committee determines that the amount of any performance-based compensation actually paid or awarded to a Named Executive Officer (Awarded Compensation) would have been lower if it had been calculated based on such restated financial statements (Actual Compensation) and that such executive officer engaged in actual fraud or willful unlawful misconduct that materially contributed to the need for the restatement, then the Committee may direct us to recoup the after-tax portion of the difference between the Awarded Compensation and the Actual Compensation for the Named Executive Officers. The Committee has absolute discretion to administer and interpret this policy in our best interests.

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Ownership Guidelines

In order to encourage our directors and Named Executive Officers to retain investments in us and help further align their interests with the interests of our stockholders, the Committee has adopted stock ownership guidelines applicable to our directors, our Chief Executive Officer and our other Named Executive Officers, recommending that they hold the following amounts of our stock:

Position	Stock Ownership Guideline
Chief Executive Officer	6x base salary
Other NEOs	2x base salary
Director	3x annual cash fee
All NEOs	50% of net shares received upon exercise/vesting of equity awards (24 month holding period)

For purposes of determining compliance with these ownership guidelines (other than the holding period for vested equity compensation), the value of each director’s or officer’s stock holdings will be calculated based on the closing price of a share of our common stock on the last trading day of our fiscal year, which was $14.41 on September 30, 2019. Shares owned by a director or officer include: shares owned outright by the director or officer or by his or her immediate family members residing in the same household; shares held in trust or under a similar arrangement for the economic benefit of the director or officer; restricted or unrestricted stock issued as part of the director or officer’s compensation, whether or not vested; shares acquired upon option exercise that the director or executive officer continues to own; and shares held for the director or executive officer’s account in a 401(k) or other retirement plan.

Our Chief Executive Officer Stock Ownership Policy was adopted in September 2015. As of September 30, 2019, Mr. Michael P. Landy, our President and Chief Executive Officer, owned stock valued at more than 12x his base salary and which is also approximately 2.0x our CEO stock ownership requirement. Our Director Stock Ownership policy was adopted effective September 12, 2017, and our other stock ownership policies were adopted effective October 1, 2017.

The aggregate stock ownership of our directors and officers represent 3.9% of our outstanding common stock, which currently represents the fourth largest block of shareholders behind three institutional investors and helps align our management’s interests with our shareholders’ interests.

Compensation Committee Report

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Brian H. Haimm (Chairman)
Matthew I. Hirsch
Gregory T. Otto

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Summary Compensation Table

The following Summary Compensation Table shows compensation (rounded to the nearest thousand) paid or accrued by us for services rendered during the fiscal years ended September 30, 2019, 2018, and 2017 to the Named Executive Officers. There were no other Named Executive Officers whose aggregate compensation exceeded $100,000 during fiscal 2019.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
Eugene W. Landy	2019	$431,000	$80,000	$5,000	$70,000	$-0-	$8,000	(1)	$68,000	(2)	$662,000
Chairman of the Board	2018	431,000	95,000	5,000	120,000	95,000	11,000	(1)	68,000		825,000
	2017	431,000	66,000	17,000	105,000	90,000	14,000	(1)	59,000		782,000

Michael P. Landy	2019	$827,000	$105,000	$391,000	$77,000	$-0-	$-0-		$83,000	(3)	$1,483,000
President and Chief	2018	788,000	160,000	211,000	-0-	290,000	-0-		83,000		1,532,000
Executive Officer	2017	750,000	105,000	17,000	-0-	130,000	-0-		73,000		1,075,000

Kevin S. Miller	2019	$492,000	$105,000	$5,000	$65,000	$-0-	$-0-		$81,000	(6)	$748,000
Chief Financial and	2018	393,000	141,000	5,000	-0-	-0-	-0-		81,000		620,000
Accounting Officer	2017	374,000	81,000	17,000	58,000	-0-	-0-		29,000		559,000

Allison Nagelberg (8)	2019	$391,000	$80,000	$-0-	$54,000	$-0-	$-0-		$19,000	(7)	$544,000
General Counsel	2018	372,000	92,000	-0-	-0-	-0-	-0-		11,000		475,000
	2017	354,000	63,000	-0-	44,000	-0-	-0-		11,000		472,000

Notes:

(1)	Accrual for pension and other benefits of $8,000, $11,000 and $14,000 for fiscal 2019, 2018 and 2017, respectively, in accordance with Mr. Landy’s employment agreement.
(2)	Represents annual cash directors’ fee of $48,000 for and directors’ meeting fees of $20,000.
(3)	Represents annual cash directors’ fee of $48,000 and directors’ meeting fees of $20,000 and $11,000 in discretionary contributions to our 401(k) Plan allocated to an account of the Named Executive Officer and $4,000 in reimbursement of a disability policy.
(4)	The restricted stock values were established based on the number of shares granted as follows, for fiscal 2019: 10/22/18-$15.45, for fiscal 2018: 10/3/17-$16.47, and for fiscal 2017: 9/12/17-$15.92. Unrestricted stock awards in fiscal 2019 comprises an annual directors’ fee paid to Mr. Eugene W. Landy, Mr. Michael P. Landy and Mr. Kevin S. Miller in the form of 355 shares of unrestricted common stock each (1,065 shares total) valued at a weighted average price of $13.58 per share. Unrestricted stock awards in fiscal 2018 comprises an annual directors’ fee paid to Mr. Eugene W. Landy, Mr. Michael P. Landy and Mr. Kevin S. Miller in the form of 300 shares of unrestricted common stock each (900 shares total) valued at a weighted average price of $16.10 per share. Unrestricted stock awarded in fiscal 2017 comprises one quarter of an annual cash directors’ fee paid to Mr. Eugene W. Landy, Mr. Michael P. Landy and Mr. Kevin S. Miller in the form of 76 shares of unrestricted common stock each (228 total) valued at $15.92 per share.
(5)	The fair value of the stock option grant was based on the Black-Scholes valuation model. See table below for detail. The actual value of the options will depend upon our performance during the period of time the options are outstanding and the price of our common stock on the date of exercise.
(6)	Represents annual cash directors’ fee of $48,000 and directors’ meeting fees of $20,000 and $11,000 in discretionary contributions to our 401(k) Plan allocated to an account of the Named Executive Officer and $2,000 in reimbursement of a disability policy.
(7)	Consists of $11,000 in discretionary contributions to our 401(k) Plan allocated to an account of the Named Executive Officer and $8,000 in reimbursement of a disability policy.
(8)	On December 23, 2019, Allison Nagelberg, announced her retirement from the Company and resigned from her position as General Counsel of the Company and from all other positions she held with the Company or any of its subsidiaries, effective December 31, 2019.

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CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Michael P. Landy:

For Fiscal 2019:

-	The annual total compensation of the employee identified at the median of our company as of September 30, 2019 (other than the CEO) was $191,000; and
-	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Form 10-K, was $1.5 million.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 7.8 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with the SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay ratios within our industry will also differ and may not be comparable depending on the size, scope, global breadth and structure of the company.

To identify the median employee of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

-	To identify our median employee, we calculated fiscal 2019 compensation using each employee’s annual base salary, bonuses, value of equity awards and our contributions to applicable retirement plans;
-	We determined that, as of September 30, 2019, our employee population, excluding our CEO (“Employee Population”), consisted of 16 individuals;
-	With the exception of our CEO, we did not exclude any employees from our Employee Population;
-	All employees are located in the United States, and therefore we did not make any cost-of-living adjustments in identifying the median employee; and
-	Once the median employee was identified, we calculated the total compensation for our median employee using the same methodology we used to calculate Mr. Michael P. Landy’s total compensation in the Summary Compensation Table for the fiscal year 2019.

Equity Compensation Plan Information

At our Annual Meeting held on May 18, 2017, our common shareholders approved our Amended and Restated 2007 Incentive Award Plan (the Plan) which extended the term of our 2007 Incentive Award Plan for an additional 10 years, until March 13, 2027, added 1.6 million shares of common stock to the share reserve, expanded the types of awards available for grant under the Plan and made other improvements to the 2007 Plan.

Options to purchase 450,000 shares were granted in fiscal 2019 and options to purchase 65,000 shares were exercised during fiscal 2019. In addition, during fiscal 2019, 25,000 shares of restricted common stock and 5,000 shares of unrestricted common stock were granted. As of September 30, 2019, the number of shares remaining for future grant under the Plan is 1.2 million.

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The Committee, in its capacity as Plan Administrator shall determine, among other things: the recipients of awards; the type and number of awards participants will receive; the terms, conditions and forms of the awards; the times and conditions subject to which awards may be exercised or become vested, deliverable or exercisable, or as to which any restrictions may apply or lapse; and may amend or modify the terms and conditions of an award, except that repricing of options or Stock Appreciation Rights (SAR) is not permitted without shareholder approval.

No participant may receive awards during any calendar year covering more than 200,000 shares of common stock or more than $1.5 million in cash. Regular annual awards granted to non-employee directors as compensation for services as non-employee directors, during any of our fiscal years, may not exceed $100,000 in value of the date of grant, and the grant date value of any special or one-time award upon election or appointment to the Board of Directors may not exceed $200,000.

Awards granted pursuant to the Plan generally may not vest until the first anniversary of the date the award was granted, provided, however, that up to 5% of the Common Shares available under the Plan may be awarded to any one or more Eligible Individuals without the minimum vesting period.

If an award made under the Plan is forfeited, expires or is converted into shares of another entity in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or the award is settled in cash, the shares associated with the forfeited, expired, converted or settled award will become available for additional awards under the Plan.

The term of any stock option or SAR generally may not be more than 10 years from the date of grant. The exercise price per common share under the Plan generally may not be below 100% of the fair market value of a common share at the date of grant.

Grants of Plan-Based Awards

All restricted stock awards granted during fiscal year 2019 vest 1/5th per year over a five-year period and all dividends paid on unvested shares are reinvested in additional shares of restricted stock subject to the same vesting schedule. The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of restricted stock and individual grants of stock options made under the Plan during the fiscal year ended September 30, 2019 (dollars rounded to the nearest thousand):

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Name	Grant Date	All Other Stock Awards; Number of Shares of Restricted Stock (1)	All Other Stock Awards; Number of Shares of Unrestricted Stock (2)	All Other Option Awards; Number of Shares Underlying Options (3)	Exercise Price of Option Award or Fair Value Per Share at Grant Date of Stock Award	Grant Date Fair Value
Eugene W. Landy	1/10/19	-0-	-0-	65,000	$12.86	$70,000	(4)
Eugene W. Landy	1/16/19	-0-	94	-0-	$12.82	$1,000
Eugene W. Landy	4/2/19	-0-	91	-0-	$13.24	$1,000
Eugene W. Landy	6/18/19	-0-	86	-0-	$14.01	$1,000
Eugene W. Landy	9/12/19	-0-	84	-0-	$14.34	$1,000
Michael P. Landy	10/22/18	25,000	-0-	-0-	$15.45	$386,000
Michael P. Landy	12/10/18	-0-	-0-	65,000	$13.64	$77,000	(5)
Michael P. Landy	1/16/19	-0-	94	-0-	$12.82	$1,000
Michael P. Landy	4/2/19	-0-	91	-0-	$13.24	$1,000
Michael P. Landy	6/18/19	-0-	86	-0-	$14.01	$1,000
Michael P. Landy	9/12/19	-0-	84	-0-	$14.34	$1,000
Kevin S. Miller	12/10/18	-0-	-0-	55,000	$13.64	$65,000	(5)
Kevin S. Miller	1/16/19	-0-	94	-0-	$12.82	$1,000
Kevin S. Miller	4/2/19	-0-	91	-0-	$13.24	$1,000
Kevin S. Miller	6/18/19	-0-	86	-0-	$14.01	$1,000
Kevin S. Miller	9/12/19	-0-	84	-0-	$14.34	$1,000
Allison Nagelberg (6)	12/10/18	-0-	-0-	45,000	$13.64	$54,000	(5)

(1)	Represents restricted common stock which vests 1/5th every October 22nd over the next five years. Fair value on the date of grant was $15.45 per share.
(2)	Comprises an annual directors’ fee paid to Mr. Eugene W. Landy, Mr. Michael P. Landy and Mr. Kevin S. Miller in the form of 355 shares of unrestricted common stock each (1,065 shares total) valued at a weighted average price of $13.58 per share.
(3)	These options expire eight years from grant date and are exercisable one year after grant date.
(4)	This value was established using the Black-Scholes stock option valuation model. The following weighted-average assumptions were used in the model: expected volatility of 18.05%; risk-free interest rate of 2.63%; dividend yield of 5.29%; expected life of options of eight years; and -0- estimated forfeitures. The fair value per share granted was $1.07. The actual value of the options will depend upon our performance during the period of time the options are outstanding and the price of our common stock on the date of exercise.
(5)	This value was established using the Black-Scholes stock option valuation model. The following weighted-average assumptions were used in the model: expected volatility of 17.02%; risk-free interest rate of 2.92%; dividend yield of 4.99%; expected life of options of eight years; and -0- estimated forfeitures. The fair value per share granted was $1.19. The actual value of the options will depend upon our performance during the period of time the options are outstanding and the price of our common stock on the date of exercise.
(6)	On December 23, 2019, Allison Nagelberg, announced her retirement from the Company and resigned from her position as General Counsel of the Company and from all other positions she held with the Company or any of its subsidiaries, effective December 31, 2019.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded to our Named Executive Officers, are described above under “Compensation Discussion and Analysis” and below under “Employment Agreements.”

Option Exercises and Stock Vested

The following table sets forth summary information concerning options exercised and vesting of stock awards for each of the Named Executive Officers during the fiscal year ended September 30, 2019 (dollars rounded to the nearest thousand):

Fiscal Year Ended September 30, 2019
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)
Eugene W. Landy	65,000	$267,000	11,189	$161,000	(2)
Michael P. Landy	-0-	-0-	7,101	105,000	(3)
Kevin S. Miller	-0-	-0-	5,621	78,000	(4)
Allison Nagelberg (6)	-0-	-0-	1,224	17,000	(5)

(1)	Value realized based on the difference between the closing price of the shares on the NYSE as of the date of exercise less the exercise price of the stock option.
(2)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 1,224 shares vested on 7/5/19 at $13.82 per share; 9,610 shares vested on 9/14/19 at $14.48 per share and 355 shares issued throughout fiscal 2019 in connection with annual director fees which vested at a weighted average price of $13.58 per share.
(3)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 3,672 shares vested on 7/5/19 at $13.82 per share; 462 shares vested on 9/14/19 at $14.48 per share; 2,612 shares vested on 10/3/19 at $16.18 per share and 355 shares issued throughout fiscal 2019 in connection with annual director fees which vested at a weighted average price of $13.58 per share.
(4)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 5,048 shares vested on 7/5/19 at $13.82 per share, 218 shares vested on 9/14/19 at $14.48 per share and 355 shares issued throughout fiscal 2019 in connection with annual director fees which vested at a weighted average price of $13.58 per share.
(5)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 1,224 shares vested on 7/5/19 at $13.82 per share.
(6)	On December 23, 2019, Allison Nagelberg, announced her retirement from the Company and resigned from her position as General Counsel of the Company and from all other positions she held with the Company or any of its subsidiaries, effective December 31, 2019.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth for the executive officers named in the Summary Compensation Table, information regarding stock options and restricted stock outstanding at September 30, 2019 (dollars rounded to the nearest thousand):

Fiscal Year Ended September 30, 2019
	Option Awards					Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option exercise price ($)	Option expiration date	Number of Shares That Have Not Vested		Market Value Of Shares that Have Not Vested (3)
Eugene W. Landy						20,793	(4)	$300,000
	-0-	65,000	(1)	$12.86	01/10/27
	65,000	-0-		17.80	01/03/26
	65,000	-0-		15.04	01/04/25
	65,000	-0-		10.37	01/05/24
	65,000	-0-		11.16	01/05/23
	65,000	-0-		8.94	01/03/22
	65,000	-0-		10.46	01/03/21
	65,000	-0-		9.33	01/03/20

Michael P. Landy	-0-	65,000	(2)	$13.64	12/10/26	41,954	(5)	$605,000

Kevin S. Miller	-0-	55,000	(2)	$13.64	12/10/26	3,144	(6)	$45,000
	40,000	-0-		$14.24	12/09/24

Allison Nagelberg (8)	-0-	45,000	(2)	$13.64	12/10/26	1,239	(7)	$18,000
	30,000	-0-		$14.24	12/09/24

(1)	These options will become exercisable on January 10, 2020.
(2)	These options will become exercisable on December 10, 2019.
(3)	Based on the closing price of our common stock on September 30, 2019 of $14.41. Restricted stock awards initially vest over five years.
(4)	1,239 shares vest on July 5, 2020; 251 shares vest on September 14, 2020; 18,638 shares vest 1/2 on September 14th over the next two years; 665 shares vest 1/3rd on September 14th over the next three years.
(5)	3,718 shares vest on July 5, 2020; 251 shares vest on September 14, 2020; 665 shares vest 1/3rd on September 14th over the next three years; 11,000 shares vest 1/4th on October 3rd over the next four years; and 26,321 shares vest 1/5th on October 3rd over the next five years.
(6)	2,479 shares vest on July 5, 2020 and 665 shares vest 1/3rd on September 14th over the next three years.
(7)	1,239 vest July 5, 2020.
(8)	On December 23, 2019, Allison Nagelberg, announced her retirement from the Company and resigned from her position as General Counsel of the Company and from all other positions she held with the Company or any of its subsidiaries, effective December 31, 2019.

Employment Agreements

Eugene W. Landy, our Chairman of the Board, executed an Employment Agreement on December 9, 1994, which was amended on June 26, 1997 (First Amendment), on November 5, 2003 (Second Amendment), on April 1, 2008 (Third Amendment), on July 1, 2010 (Fourth Amendment), on April 25, 2013 (Fifth Amendment), on December 20, 2013 (Sixth Amendment), on December 18, 2014 (Seventh Amendment) and on January 12, 2016 (Eighth Amendment) – collectively, the “Amended Employment Agreement.” Pursuant to the Amended Employment Agreement, Mr. Eugene Landy’s base salary was $430,500 per year, effective January 1, 2016. He is entitled to receive pension payments of $50,000 per year through 2020; in fiscal 2019, we accrued $8,000 in additional compensation expense related to the pension benefits. Mr. Eugene Landy’s incentive bonus schedule is detailed in the Fourth Amendment and is based on progress toward achieving certain target levels of growth in market capitalization, funds from operations and dividends per share. Pursuant to the Amended Employment Agreement, Mr. Eugene Landy will receive each year an option to purchase 65,000 Common Shares. Mr. Eugene Landy is entitled to five weeks paid vacation annually, and he is entitled to participate in our employee benefit plans.

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The Amended Employment Agreement provides for aggregate severance payments of $500,000, payable to Mr. Eugene Landy upon the termination of his employment for any reason in increments of $100,000 per year for five years. He is entitled to disability payments in the event of his disability (as defined in the Amended Employment Agreement) for a period of three years equal to his base salary. The Amended Employment Agreement provides for a death benefit of $500,000, payable to Mr. Eugene Landy’s designated beneficiary. Upon the termination of Mr. Eugene Landy’s employment, following, or as a result of, certain types of transactions that lead to a significant increase in our market capitalization, the Amended Employment Agreement provides that Mr. Eugene Landy will receive a grant of 35,000 to 65,000 Common Shares, depending on the amount of the increase in our market capitalization, all of his outstanding options to purchase Common Shares will become immediately vested, and he will be entitled to continue to receive benefits under our health insurance and similar plans for one year. In the event of a change in control, Mr. Eugene Landy shall receive a lump sum payment of $2.5 million, provided that the sale price is at least $10 per share of common stock. A change of control is defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of our assets. This change of control provision will not apply to any combination between us and UMH. Payment will be made simultaneously with the closing of the transaction, and only in the event that the transaction closes. The Amended Employment Agreement is terminable by our Board of Directors at any time by reason of Mr. Eugene Landy’s death or disability or for cause, which is defined in the Amended Employment Agreement as a termination of the agreement if our Board of Directors determines in good faith that Mr. Eugene Landy failed to substantially perform his duties to us (other than due to his death or disability), or has engaged in conduct the consequences of which are materially adverse to us, monetarily or otherwise. Upon termination of the Amended Employment Agreement, Mr. Eugene Landy will remain entitled to the disability, severance, death and pension benefits provided for in the Amended Employment Agreement.

Effective April 9, 2013, Michael P. Landy was appointed President and Chief Executive Officer. Prior to April 9, 2013, Mr. Michael Landy was the Chief Operating Officer. Effective October 1, 2013, Michael Landy entered into a three-year employment agreement with us, under which Mr. Michael Landy received an annual base salary of $500,000 for fiscal year 2014 with increases of 5% for each of fiscal years 2015 and 2016, plus bonuses and customary fringe benefits. On January 11, 2016, we entered into an amended and restated Employment Agreement (Employment Agreement) with Mr. Michael Landy, which became effective October 1, 2016. Upon signing the Employment Agreement, Mr. Michael Landy received a signing bonus of $400,000 in recognition of the substantial progress that we have made under his leadership. Effective October 1, 2016, Mr. Michael Landy receives an annual base salary of $750,000 for fiscal year 2017 with increases of 5% for each of fiscal years 2018, 2019, 2020 and 2021, plus targeted bonuses and customary fringe benefits. The Employment Agreement has an initial term of five years, and is renewed automatically for a new five-year term on the first day of each calendar quarter after the effective date unless otherwise terminated. For fiscal years after 2021, Mr. Michael Landy’s base salary shall be set by the Compensation Committee of our Board of Directors but will be no less than his base salary for the preceding year. Mr. Michael Landy will receive annual cash bonuses based on our achievement of certain performance objectives as determined by the Compensation Committee: a) Growth in Market Cap of 10%, 15% or 20%, Mr. Michael Landy will receive $40,000, $60,000 or $80,000, respectively; b) Growth in AFFO per share of 5%, 10%, 15%, or 20%, Mr. Michael Landy will receive $50,000, $75,000, $100,000 or $150,000, respectively; and c) Growth in Dividend per Share of 5%, 10% or 15%, Mr. Michael Landy will receive $150,000, $200,000 or $250,000, respectively. Mr. Michael Landy will also be entitled to equity awards of up to 25,000 shares of restricted stock each year based on achievement of performance objectives as determined by the Compensation Committee. Mr. Michael Landy also receives four weeks vacation annually and he is entitled to customary fringe benefits including life insurance, health benefits and the right to participate in our 401(k) retirement plan. We reimburse Mr. Michael Landy for the cost of a disability insurance policy such that, in the event of Mr. Michael Landy’s disability for a period of more than 90 days, Mr. Michael Landy will receive benefits up to 60% of his then-current salary. Under the Employment Agreement, if Mr. Michael Landy’s employment is terminated for any reason, either voluntarily or involuntarily, including the death of Mr. Michael Landy or termination for cause, Mr. Michael Landy shall be entitled to the base salary plus base target bonuses due under the Employment Agreement for the remaining term of the Employment Agreement (as it has been renewed). The Employment Agreement also provides that, upon a change of control (as defined below), the Employment Agreement will automatically renew for five years from the date of the change in control and Mr. Michael Landy shall have the right to terminate the Employment Agreement and continue to receive the base salary plus base target bonuses and restricted stock awards he would have been entitled to receive during the remaining term of the Employment Agreement. In addition, provided that Mr. Michael Landy is actively employed by us as of the consummation of a change of control, Mr. Michael Landy shall be entitled to a transaction bonus consistent with the terms of any applicable transaction bonus plan that we may adopt. The term “Change of Control” under Mr. Michael Landy’s amended employment agreement means (i) a sale of substantially all of our assets, not in the ordinary course, to an unaffiliated third party, (ii) the transfer, in one transaction or a series of transactions, to an unaffiliated third party, of outstanding shares of our capital stock representing a majority of the then outstanding voting stock, (iii) a majority of our Directors ceasing to be individuals who either were members of the Board immediately following our 2014 Annual Meeting of Shareholders, or whose election as a director was approved by a majority of such incumbent directors or their approved successors, (iv) a merger or consolidation having the same effect as item (i), (ii) or (iii) above or (iv) any other event of a nature that would be required to be reported as a change of control in item 5.01 of Form 8-K under the Securities Exchange Act of 1934, as amended (or any successor provision thereto).

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Effective January 1, 2016, Kevin S. Miller entered into a three-year employment agreement with us, under which Mr. Miller received an annual base salary of $360,000 for calendar year 2016 with increases of 5% for each of calendar years 2017 and 2018, plus bonuses and customary fringe benefits. Effective January 1, 2019, Kevin S. Miller entered into a new three-year employment agreement with us, under which Mr. Miller will receive an annual base salary of $520,000 for calendar year 2019 with increases of 5% for each of calendar years 2020 and 2021, plus bonuses and customary fringe benefits. Pursuant to the 2019 employment agreement, Mr. Miller will receive annual cash bonuses based on our achievement of certain performance objectives as determined by the Compensation Committee: a) Growth in Equity Market Cap of 10%, 15% or 20%, Mr. Miller will receive $20,000, $30,000 or $40,000, respectively; b) Growth in AFFO per diluted share of 5%, 10%, 15%, or 20%, Mr. Miller will receive $25,000, $37,500, $50,000 or $75,000, respectively, and c) Growth in Dividend per Share of 5%, 10% or 15%, Mr. Miller will receive $75,000, $100,000 or $125,000, respectively, and Mr. Miller will be entitled to equity awards of up to 12,500 shares of restricted stock each year based on achievement of performance objectives as determined by the Compensation Committee. Other than base salary and the provisions for cash bonuses based on our achievement of certain performance objectives, the provisions of Mr. Miller’s employment agreement dated January 1, 2019 are the same as the provisions of his employment agreement date January 1, 2016. Mr. Miller receives four weeks vacation, annually. We reimburse Mr. Miller for the cost of a disability insurance policy such that, in the event of Mr. Miller’s disability for a period of more than 90 days, Mr. Miller will receive benefits up to 60% of his then-current salary. In the event of a merger, sale or change of voting control, excluding transactions between us and UMH, Mr. Miller will have the right to extend and renew the employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Mr. Miller may terminate the employment agreement and be entitled to receive the greater of the base salary due under the remaining term of the agreement or one year’s base salary at the date of termination, paid monthly over the remaining term or life of the agreement. If there is a termination of employment by us or by Mr. Miller for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Mr. Miller shall be entitled to the greater of the base salary due under the remaining term of the agreement or one year’s base salary at the date of termination, paid monthly over the remaining term or life of the agreement. In August 2019, Mr. Miller entered into an Amended and Restated Employment Agreement (the “Amended Agreement”) to amend Mr. Miller’s Employment agreement that was originally effective on January 1, 2019. The Amended Agreement eliminates the “single-trigger” severance provisions of Mr. Miller’s employment agreement by modifying the circumstances under which a termination severance package would be paid to Mr. Miller. Under the Amended Agreement, a severance package will only be paid to Mr. Miller if there is a termination of employment by us without cause, a termination of employment by Mr. Miller for “good reason,” or his death or disability. The Amended Agreement defines “good reason” to mean the occurrence of any of the following, without Mr. Miller’s consent: (1) a material diminution in responsibilities, duties or authority; (2) a material reduction in base salary; (3) mandatory relocation of more than 50 miles; or (4) our breach of the Amended Agreement or any other material agreement between us and Mr. Miller.

Effective January 1, 2017, Ms. Allison Nagelberg entered into a new three-year employment agreement with us, under which Ms. Nagelberg receives an annual base salary of $358,313 for calendar year 2017, with increases of 5% for each of calendar years 2018 and 2019, plus bonuses and customary fringe benefits. Under the employment agreement, Ms. Nagelberg receives four weeks vacation, annually. We reimburse Ms. Nagelberg for the cost of a disability insurance policy such that, in the event of Ms. Nagelberg’s disability for a period of more than 90 days, Ms. Nagelberg will receive benefits up to 60% of her then-current salary. In the event of a merger, sale or change of voting control, excluding transactions between us and UMH, Ms. Nagelberg will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Ms. Nagelberg may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement. If there is a termination of employment by us or Ms. Nagelberg for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Ms. Nagelberg shall be entitled to the greater of the base salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement.

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On December 23, 2019, Allison Nagelberg, General Counsel of the Company, announced her retirement from the Company and resigned from her position as General Counsel of the Company and from all other positions she held with the Company or any of its subsidiaries, effective December 31, 2019. In connection with her retirement, the Company and Ms. Nagelberg entered into a Letter Agreement, dated December 23, 2019, which effectively terminated her employment agreement dated January 1, 2017, consistent with its terms. Pursuant to the Letter Agreement, the Company paid Ms. Nagelberg $395,039.54 on December 31, 2019, will make payments at an annual rate of $395,039.54, payable bi-weekly through December 31, 2020 and paid a 2019 bonus of $30,000 on December 23, 2019. Further, the Company will pay the cost of Ms. Nagelberg’s and her eligible dependents’ medical, dental and vison benefits under continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act for up to 18 months; Ms. Nagelberg’s 1,254 shares of unvested restricted stock, which were scheduled to vest on July 5, 2020, vested effective December 31, 2019. In accordance with the Company’s Amended and Restated 2007 Incentive Award Plan, Ms. Nagelberg will have 90 days from her retirement date to exercise any unexercised options. The letter agreement contemplates mutual releases and confirms Ms. Nagelberg’s entitlement to indemnification by the Company under existing indemnification agreements.

Potential Payments upon Termination of Employment or Change-in-Control

Under the employment agreements with our President and Chief Executive Officer and the other Named Executive Officers listed below, our President and Chief Executive Officer and such other Named Executive Officers are entitled to receive the following estimated payments and benefits upon a termination of employment or voluntary resignation (with or without a change-in-control). These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or voluntary resignation, were to occur. The table below reflects the amount that could be payable under the various arrangements assuming that the termination of employment had occurred at September 30, 2019. Each of the employees named in the table below have restricted stock awards and/or stock option awards which are listed in the “Outstanding Equity Awards at Fiscal Year End” table previously disclosed. Restricted Stock Awards vest upon the termination of an employee due to death or disability. In addition, restricted stock awards vest on the date of an involuntary termination of employment or if the employee retires. If the termination of employment is for any other reason, including voluntary resignation, termination not for cause or good reason resignation, termination for cause, or termination not for cause or good reason (after a change in control), the restricted stock awards are forfeited. Regarding the stock option awards, if the termination is for any reason other than a termination for cause, the stock option awards may be exercised until three months after the termination of employment. If the termination is for cause, the stock option awards are forfeited. The table below reflects all dollar amounts in thousands.

	Voluntary Resignation on 9/30/19		Termination Not for Cause Or Good Reason Resignation on 9/30/19		Termination For Cause on 9/30/19		Termination Not for Cause or Good Reason Resignation (After a Change-in-Control) on 9/30/19		Disability/ Death on 9/30/19
Eugene W. Landy	$533	(3)	$533	(3)	$508	(2)	$3,033	(4)	$1,824	(5)
Michael P. Landy	4,515	(6)	4,515	(6)	4,515	(6)	4,515	(6)	4,515	(6)
Kevin S. Miller	10	(1)	1,249	(7)	10	(1)	1,249	(7)	1,249	(7)
Allison Nagelberg	514	(8)	514	(8)	8	(1)	514	(8)	514	(8)

(1)	Consists of accrued vacation time, which would be payable in a lump sum payment.
(2)	Consists of severance payments of $500,000, payable $100,000 per year for five years, and $8,000 of accrued vacation, which would be payable in a lump sum payment.

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(3)	Consists of severance payments of $500,000, payable $100,000 per year for five years, plus the $24,000 estimated cost of continuation of benefits for one year following termination and $8,000 of accrued vacation, which would be payable in a lump sum payment.
(4)	Mr. Eugene W. Landy shall receive a lump-sum payment of $2.5 million in the event of a change in control, provided that the sale price of our common stock is at least $10 per share. In addition, if Mr. Eugene W. Landy’s employment agreement is terminated, he receives severance payments of $500,000, which would be payable $100,000 per year for five years, continuation of benefits for one year following termination and accrued vacation.
(5)	In the event of a disability, as defined in the agreement, Mr. Eugene W. Landy shall receive disability payments equal to his base salary for a period of three years, continuation of benefits for one year following termination and accrued vacation. He has a death benefit of $500,000 payable in a lump sum to Mr. Eugene W. Landy’s beneficiary.
(6)	Payments are calculated based on Mr. Michael P. Landy’s amended and restated employment agreement, which became effective October 1, 2016, which is the base salary due under the remaining term of the agreement.
(7)	Payments are calculated based on Mr. Kevin S. Miller’s employment agreement, which is the greater of the base salary due under the remaining term of the agreement or one year’s base salary at the date of termination.
(8)	Payments are calculated based on Ms. Allison Nagelberg’s employment agreement, as in effect as of fiscal year end 2019, which is the greater of the base salary due under the remaining term of the agreement or one year’s compensation at the date of termination. Subsequent to fiscal yearend 2019, we entered into a letter agreement with Ms. Nagelberg that entitles her to certain severance benefits described above under “Employment Agreements”.

Compensation Risk

The Compensation Committee has assessed our compensation program for the purpose of viewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us. As part of that assessment, we reviewed the primary elements of our compensation program, including base salary, annual bonus opportunities, equity compensation and severance arrangements. Our risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program. Following the assessment, we determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Compensation Committee.

Director Compensation

Our directors are entitled to an annual cash directors’ fee of $48,000, plus an additional amount to be paid in our unrestricted common stock valued at $5,000 for a total annual directors’ fee of $53,000. This annual directors’ fee will be paid quarterly. Our directors also receive a meeting attendance fee of $5,000 for each Board meeting attended in person, and $500 for each telephonic Board meeting attended. Directors appointed to Board committees receive $1,200 for each committee meeting attended.

The table below sets forth a summary of director compensation for the fiscal year ended September 30, 2019 (rounded to the nearest thousand):

	Annual Board Cash	Meeting	Committee	Unrestricted Stock	Total
Director	Retainer	Fees	Fees	Awards (7)	Fees

Kiernan Conway	$48,000	$20,000	$-0-	$5,000	$73,000
Daniel D. Cronheim	48,000	20,000	-0-	5,000	73,000
Catherine B. Elflein (1)(2)	48,000	20,000	5,000	5,000	78,000
Brian H. Haimm (1)(3)(4)(6)	48,000	20,000	6,000	5,000	79,000
Neal Herstik	48,000	20,000	-0-	5,000	73,000
Matthew I. Hirsch (1)(3)(4)(5)	48,000	20,000	6,000	5,000	79,000
Samuel A. Landy	48,000	20,000	-0-	5,000	73,000
Gregory T. Otto (1)(2)(3)(4)(5)	48,000	20,000	3,000	5,000	76,000
Scott L. Robinson (1)(5)	48,000	20,000	5,000	5,000	78,000
Stephen B. Wolgin	48,000	20,000	4,000	5,000	77,000
Total	$480,000	$200,000	$29,000	$50,000	$759,000

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Mr. Eugene W. Landy, Mr. Michael P. Landy and Mr. Kevin S. Miller are Named Executive Officers. As such, their director compensation is included in the Summary Compensation Table.

(1)	The Audit Committee for 2019 consists of Mr. Haimm (Chairman), Mr. Hirsch, Mr. Otto, Mr. Robinson and Ms. Elflein.
(2)	The Cybersecurity Committee for 2019 consisted of Mr. Otto (Chairman) and Ms. Elflein.
(3)	These directors acted as chairs of the Board’s Audit, Cybersecurity, Compensation and Nominating and Governance Committees.
(4)	Mr. Haimm (Chairman), Mr. Hirsch and Mr. Otto are members of the Compensation Committee.
(5)	Mr. Hirsch (Chairman), Mr. Otto and Mr. Robinson are members of the Nominating and Governance Committee.
(6)	Mr. Haimm is the Lead Independent Director whose role is to preside over the executive sessions of the non-management directors.
(7)	Comprises an annual directors’ fee paid in the form of 3,550 unrestricted shares of common stock valued at a weighted average price of $13.58 per share.

Pension Benefits and Nonqualified Deferred Compensation Plans

Except as provided in the specific employment agreement for Mr. Eugene W. Landy, as described above, we do not have pension or other post-employment plans in effect for officers, directors or employees or a nonqualified deferred compensation plan. The present value of accumulated benefit of contractual pension benefits for Mr. Eugene W. Landy is $502,000 as of September 30, 2019. Payments made during the 2019 fiscal year were $50,000. Mr. Eugene W. Landy is entitled to receive pension payments of $50,000 per year through 2020. Our employees may elect to participate in our 401(k) plan, which is administered by UMH.

Compensation Committee Interlocks and Insider Participation

As of September 30, 2019, the Compensation Committee consisted of Messrs. Haimm (Chairman), Hirsch and Otto. No member of the Compensation Committee is a current or former officer or employee of the Company. In fiscal 2019, none of our executive officers served on the compensation committee of any entity, or board of directors of any entity that did not have a compensation committee, that had one or more of its executive officers serving on our Compensation Committee. The members of the Compensation Committee did not otherwise have any relationships requiring related-party disclosure in our Annual Report.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There are no family relationships between any of our directors or executive officers, except that Samuel A. Landy, a director and Michael P. Landy, President, Chief Executive Officer, and a director, are the sons of our Founder, Eugene W. Landy, the Chairman of the Board and an Executive Director.

Five of our 13 directors are also directors and shareholders of UMH. We hold common and preferred stock of UMH in our securities portfolio. During fiscal 2019, we made total purchases of 68,000 common shares of UMH for a total cost of $874,000, or a weighted average cost of $12.78 per share, which were purchased through UMH’s Dividend Reinvestment and Stock Purchase Plan. We owned a total of 1.3 million UMH common shares as of September 30, 2019 at a total cost of $12.9 million and a fair value of $17.7 million representing 3.1% of the outstanding common shares of UMH. In addition, as of September 30, 2019, we owned 100,000 shares of UMH’s 8.00% Series B Cumulative Redeemable Preferred Stock at a total cost of $2.5 million with a fair value of $2.6 million. The unrealized gain on our investment in UMH’s common and preferred stock as of September 30, 2019 was $4.9 million. During fiscal 2019, UMH made total purchases of 127,000 of our common shares through our DRIP for a total cost of $1.7 million, or a weighted average cost of $13.13 per share.

As of September 30, 2019, we had 16 full-time employees and one part-time employee. Our Chairman of the Board is also the Chairman of the Board of UMH. Other than our Chairman of the Board, we do not share any employees with UMH.

Effective September 30, 2019, we terminated our lease pertaining to our former corporate office space located in Freehold, NJ. Mr. Eugene W. Landy, the Founder and Chairman of the Board, owns a 24% interest in the entity that is the landlord of this property located in Freehold, NJ. UMH’s corporate offices remain in Freehold, NJ. Effective September 18, 2019, MREIC moved its corporate offices to Holmdel, NJ.

No director, executive officer, or any immediate family member of such director or executive officer may enter into any transaction or arrangement with us without the prior approval of the Board of Directors. If any such transaction or arrangement is proposed, the Board of Directors will appoint a Business Judgment Committee consisting of independent directors who are also independent of the transaction or arrangement. This Committee will recommend to the Board of Directors approval or disapproval of the transaction or arrangement. In determining whether to approve such a transaction or arrangement, the Business Judgment Committee will take into account, among other factors, whether the transaction was on terms no less favorable to us than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement. While we do not have specific written standards for approving such related party transactions, such transactions are only approved if it is in our best interest or in the best interest of our shareholders. Additionally, our Code of Business Conduct and Ethics requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our General Counsel. Further, to identify related party transactions, we submit and require our directors and executive officers to complete director and officer questionnaires identifying any transactions with us in which the director, executive officer or their immediate family members have an interest.

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Financial Information

The following is a reconciliation of our U.S. GAAP Net Income to our FFO, Core FFO and AFFO for the fiscal years ended September 30th (in thousands):

	2019	2018	2017	2016	2015
Net Income Attributable to Common Shareholders (1)	$11,026	$38,815	$22,942	$20,532	$16,999
Plus: Unrealized Holding Losses Arising During the Periods	24,680	-0-	-0-	-0-	-0-
Plus: Depreciation Expense (Excluding Corporate Office)	42,518	36,018	29,478	23,931	19,626
Plus: Amortization of Intangible Assets	1,986	1,613	1,072	1,179	1,370
Plus: Amortization of Capitalized Lease Costs	987	880	855	956	756
Less: (Gain) / Plus: Loss on Sale of Real Estate Investments	-0-	(7,485)	95	-0-	(5,021)
FFO Attributable to Common Shareholders	81,197	69,841	54,442	46,598	33,730
Plus: Acquisition Costs	-0-	-0-	179	731	1,546
Plus: Redemption of Preferred Stock	-0-	-0-	2,467	2,942	-0-
Core FFO Attributable to Common Shareholders	81,197	69,841	57,088	50,271	35,276
Plus: Depreciation of Corporate Office Capitalized Costs	502	158	157	124	80
Plus: Stock Compensation Expense	784	434	625	926	449
Plus: Amortization of Financing Costs	1,253	1,221	1,234	1,116	1,286
Plus: Non-recurring Other Expense (2)	-0-	-0-	-0-	500	-0-
Less: Gain on Sale of Securities Transactions	-0-	(111)	(2,312)	(4,399)	(805)
Less: Lease Termination Income	-0-	(210)	-0-	-0-	(239)
Less: Effect of non-cash U.S. GAAP Straight-line Rent Adjustment	(1,926)	(1,973)	(1,028)	(1,710)	(1,446)
Less: Recurring Capital Expenditures	(2,115)	(985)	(884)	(963)	(624)
AFFO Attributable to Common Shareholders	$79,695	$68,375	$54,880	$45,865	$33,977

(1)	Effective October 1, 2018 we adopted ASU 2016-01. This new accounting standard requires unrealized gains or losses on our securities investments to flow through our income statement. Periods shown here prior to October 1, 2018 do not include the effect of this accounting change and therefore Net Income Attributable to Common Shareholders between these periods are not comparable.
(2)	Consists of one-time payroll expenditures in fiscal 2016.

We assess and measure our overall operating results based upon an industry performance measure referred to as Funds From Operations (FFO), which we believe is a useful indicator of our operating performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of a REIT. FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), represents net income attributable to common shareholders, as defined by accounting principles generally accepted in the United States of America (U.S. GAAP), excluding extraordinary items, as defined under U.S. GAAP, gains or losses from sales of previously depreciated real estate assets, impairment charges related to depreciable real estate assets, plus certain non-cash items such as real estate asset depreciation and amortization. Included in the NAREIT FFO White Paper - 2018 Restatement, is an option pertaining to assets incidental to our main business in the calculation of NAREIT FFO to make an election to include or exclude mark-to-market changes in the value recognized on these marketable equity securities. In conjunction with the adoption of the FFO White Paper - 2018 Restatement, we have elected to exclude unrealized gains and losses from our investments in marketable equity securities from our FFO calculation. NAREIT created FFO as a non-GAAP supplemental measure of REIT operating performance. We define Core Funds From Operations (Core FFO) as FFO, plus acquisition costs and costs associated with the Redemption of Preferred Stock. We define Adjusted Funds From Operations (AFFO) as Core FFO, excluding stock based compensation expense, depreciation of corporate office tenant improvements, amortization of deferred financing costs, lease termination income, net gain or loss on sale of securities transactions, effect of non-cash U.S. GAAP straight-line rent adjustments and subtracting recurring capital expenditures. We define recurring capital expenditures as all capital expenditures that are recurring in nature, excluding capital expenditures related to expansions at our current locations or capital expenditures that are incurred in conjunction with obtaining a new lease or a lease renewal. Adjusted EBITDA is net income attributable to common shareholders, as defined by U.S. GAAP, plus preferred dividends, interest expense, including amortization of financing costs, depreciation and amortization, net amortization of acquired above and below market lease revenue, less unrealized holding gains arising during the periods. We believe that, as widely recognized measures of performance used by other REITs, FFO, Core FFO, AFFO and Adjusted EBITDA may be considered by investors as supplemental measures to compare our operating performance to those of other REITs. FFO, Core FFO, AFFO and Adjusted EBITDA exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have a different cost basis. However, other REITs may use different methodologies to calculate FFO, Core FFO, AFFO and Adjusted EBITDA and, accordingly, our FFO, Core FFO, AFFO and Adjusted EBITDA may not be comparable to all other REITs. The items excluded from FFO, Core FFO, AFFO and Adjusted EBITDA are significant components in understanding our financial performance.

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FFO, Core FFO, AFFO and Adjusted EBITDA are non-GAAP performance measures and (i) do not represent Cash Flow from Operations as defined by U.S. GAAP; (ii) should not be considered as an alternative to Net Income or Net Income Attributable to Common Shareholders as a measure of operating performance or to Cash Flows from Operating, Investing and Financing Activities; and (iii) are not an alternative to Cash Flows from Operating, Investing and Financing Activities as a measure of liquidity. FFO, Core FFO, AFFO and Adjusted EBITDA, as calculated by us, may not be comparable to similarly titled measures reported by other REITs.

The following is a reconciliation of the Company’s Net Income Attributable to Common Shareholders to the Company’s NOI for the fiscal years ended September 30, 2019, 2018 and 2017 (in thousands):

	2019	2018	2017
Net Income Attributable to Common Shareholders (1)	$11,026	$38,815	$22,942
Plus: Redemption of Preferred Stock	-0-	-0-	2,467
Plus: Preferred Dividends	18,774	17,191	14,862
Plus: General and Administrative Expenses	9,081	8,776	7,809
Plus: Acquisition Costs	-0-	-0-	179
Plus: Depreciation	43,020	36,176	29,635
Plus: Amortization of Capitalized Lease Costs and Intangible Assets	2,870	2,391	1,825
Plus: Interest Expense, including Amortization of Financing Costs	36,912	32,350	25,754
Plus: Unrealized Holding Losses Arising During the Periods	24,680	-0-	-0-
Less: Dividend Income	(15,168)	(13,121)	(6,930)
Less: Gain on Sale of Securities Transactions	-0-	(111)	(2,312)
Less: Gain on Sale of Real Estate Investment	-0-	(7,485)	-0-
Less: Lease Termination Income	-0-	(210)	-0-
Net Operating Income – NOI	$131,195	$114,772	$96,231

(1)	Effective October 1, 2018 we adopted ASU 2016-01. This new accounting standard requires unrealized gains or losses on our securities investments to flow through our income statement. Periods shown here prior to October 1, 2018 do not include the effect of this accounting change and therefore Net Income Attributable to Common Shareholders between these periods are not comparable.

The components of the Company’s NOI for the fiscal years ended September 30, 2019, 2018 and 2017 are calculated as follows (in thousands):

	2019	2018	2017
Rental Revenue	$132,524	$115,864	$97,660
Reimbursement Revenue	25,998	23,298	18,725
Total Rental and Reimbursement Revenue	158,522	139,162	116,385
Real Estate Taxes	(20,711)	(18,596)	(15,267)
Operating Expense	(6,616)	(5,794)	(4,887)
NOI	$131,195	$114,772	$96,231

We evaluate our financial performance using Net Operating Income (NOI) from property operations, which we believe is a useful indicator of our operating performance. NOI is a non-GAAP financial measure that we define as Net Income Attributable to Common Shareholders plus Redemption of Preferred Stock, Preferred Dividends, General and Administrative Expenses, Acquisition Costs, Depreciation, Amortization of Capitalized Lease Costs and Intangible Assets, Interest Expense, including Amortization of Financing Costs, Unrealized Holding Losses Arising During the Periods, less Dividend and Interest Income, Gain on Sale of Securities Transactions, Gain on Sale of Real Estate Investments and Lease Termination Income. The components of NOI are recurring Rental and Reimbursement Revenue, less Real Estate Taxes and Operating Expenses, such as insurance, utilities, and repairs and maintenance. Other REITs may use different methodologies to calculate NOI and, accordingly, our NOI may not be comparable to all other REITs.

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The following is the components of the Company’s Net Debt as of September 30, 2019 and 2018, a reconciliation of the Company’s Net Income Attributable to Common Shareholders to Adjusted EBITDA and the calculation of Net Debt to Adjusted EBITDA for the quarters ended September 30, 2019 and 2018:

	As of
	9/30/2019	9/30/2018
Total Debt	$839,928	$898,155
less: Cash and Cash Equivalents	20,179	9,324
Net Debt	$819,749	$888,831

	For the Three Months Ended
	9/30/2019	9/30/2018
Net Income Attributable to Common Shareholders (1)	$22,690	$7,782
Plus: Preferred Dividends	5,124	4,378
Plus: Interest Expense, including Amortization of Financing Costs	9,033	8,709
Plus: Depreciation and Amortization	11,679	10,322
Plus: Net Amortization of Acquired Above and Below Market Lease Revenue	26	25
Plus: Unrealized Holding Losses Arising During the Periods	(13,988)	-0-
Less: Gain on Sale of Securities Transactions	-0-	-0-
Adjusted EBITDA	$34,564	$31,216

Annualized Adjusted EBITDA	138,256	124,865

Net Debt / Adjusted EBITDA	5.9 x	7.1 x

(1)	Effective October 1, 2018 we adopted ASU 2016-01. This new accounting standard requires unrealized gains or losses on our securities investments to flow through our income statement. Periods shown here prior to October 1, 2018 do not include the effect of this accounting change and therefore Net Income Attributable to Common Shareholders between these periods are not comparable.

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OTHER MATTERS

The Board of Directors knows of no matters other than those stated in this Proxy Statement which may properly be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the discretion of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

We will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended September 30, 2019 (as filed with the SEC), including the financial statements and schedules thereto, the Proxy Statement, a form of proxy, or future annual reports and proxy statements. All such requests should be directed to our Shareholder Relations Department by: (a) mail at Monmouth Real Estate Investment Corporation, Attention: Shareholder Relations, Bell Works, 101 Crawfords Corner Road, Suite 1405, Holmdel, NJ 07733, (b) telephone at (732) 577-9996 or (c) email at mreic@mreic.com. You can also contact your broker, bank or other nominee to make a similar request.

For directions to our offices at Bell Works, 101 Crawfords Corner Road, Suite 1405, Holmdel, NJ 07733, please contact our Shareholder Relations Department by mail, telephone or email.

ELIMINATING DUPLICATE MAILINGS

Pursuant to rules of the SEC, a company may deliver to multiple shareholders sharing the same address a single copy of its Proxy Statement and Annual Report or multiple copies of the Notice of Internet Availability in a single envelope unless the Company has received prior instructions to the contrary. This procedure is referred to as householding. Upon written or oral request, we will promptly mail a separate copy of our Proxy Statement and Annual Report or a separate copy of our Notice of Internet Availability in separate envelopes to any shareholder at a shared address to which a single copy of the Proxy Statement and Annual Report or Notice of Internet Availability were delivered in a single envelope. Conversely, upon written or oral request, we will cease delivering separate copies of the Proxy Statement and Annual Report, or a separate copy of our Notice of Internet Availability in separate envelopes to any shareholder as a shared address to which multiple copies of either document were delivered in the past. You may contact us with your request by calling or writing to our Shareholder Relations Department at the address or phone number provided above. We will mail materials that you request at no cost to you. You can also access this Proxy Statement and the Annual Report online at www.proxyvote.com. Shareholders who hold their shares in “Street Name”, this is, through a broker, bank, financial institution or other nominee or intermediary as holder of record, and who wish to change their householding instructions or obtain copies of these documents, should follow the instructions on their voting instruction card or contact the holders of record.

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OUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.

PLEASE VOTE AS SOON AS POSSIBLE.

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2021 Annual Meeting of shareholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the Proxy Statement, shareholder proposals must be received at our principal executive offices by December 1, 2020. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by our shareholders at our 2021 Annual Meeting, but not included in our proxy statement, may be made by a person who is a shareholder of record: at the time of giving notice and, at the time of the Meeting, who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at our principal executive offices not earlier than December 1, 2020 and not later than December 31, 2020. However, in the event that the 2021 Annual Meeting is advanced more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2020 Annual Meeting, notice by the shareholder to be timely must be received no earlier than the 120th day prior to the date of the mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of the mailing of the notice for such annual meeting or the 10th day following the day on which public announcement of the date of the mailing of the notice of such meeting is first made.

BY ORDER OF THE BOARD OF DIRECTORS

Eugene W. Landy
Chairman of the Board and Director

Dated: March 31, 2020

Important: Shareholders can help us avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly authorizing a proxy. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. You are earnestly requested to authorize a proxy to vote your shares in order that the necessary quorum may be represented at the meeting.

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